QuickLinks -- Click here to rapidly navigate through this document

Exhibit 99(a)-1

The Alpine Group, Inc.
One Meadowlands Plaza
East Rutherford, New Jersey 07073

        June 23, 2003

To the Holders of Our Common Stock:

        Enclosed are materials relating to our offer to exchange up to $10,000,000 aggregate principal amount of our 6% junior subordinated notes, which we refer to as the "notes," for shares of our common stock, par value $0.10 per share, as described in the enclosed offering circular dated June 23, 2003. We refer to this offer as the "exchange offer."

        This exchange would be made on the following basis:

        $50.00 PRINCIPAL AMOUNT OF NOTES FOR 40 SHARES OF COMMON STOCK

        Interest on the notes will accrue from their date of issuance, and will be payable in cash semiannually on each December 31 and June 30, commencing December 31, 2003.

        If you elect to participate in this exchange offer, you will not be able to participate in our proposed offering of rights to purchase our series A cumulative convertible preferred stock, which is expected to be initiated after the exchange offer. This rights offering and the terms of the series A cumulative convertible preferred stock are more fully described in the enclosed offering circular.

PLEASE READ THE ENCLOSED MATERIALS CAREFULLY.

        We make no recommendation as to whether you should tender your shares of common stock in this exchange offer. You must make your own decision whether to tender your shares of common stock. To participate in the exchange offer, you must tender all of your shares of common stock.

        For further assistance or additional copies of any of the enclosed materials, please call us at (201) 549-4400.

Very truly yours,
STEVEN S. ELBAUM Chairman and Chief Executive Officer

Offering Circular

The Alpine Group, Inc.

Offer to Exchange
up to $10,000,000 aggregate principal amount of its
6% Junior Subordinated Notes
for Shares of its Common Stock

        The Alpine Group, Inc., a Delaware corporation, hereby offers to exchange, upon the terms and subject to the conditions set forth herein and in the accompanying Letter of Transmittal, which together constitute the "exchange offer," up to $10,000,000 aggregate principal amount of our 6% junior subordinated notes, which we refer to as the "notes," for shares of our common stock, par value $0.10 per share, on the basis of $50.00 principal amount of notes for every 40 shares of common stock.

        On June 20, 2003, the last trading day prior to our public announcement of our intention to commence the exchange offer, and on each of the preceding five trading days, the closing price of our common stock, as quoted on the OTC Bulletin Board, was $0.76. We have not applied, and do not intend to apply, to list the notes on a securities exchange or national market system. Therefore, it is unlikely that a liquid trading market will develop for the notes. If a trading market does develop, there can be no assurance as to any price at which the notes will trade.

        For a discussion of certain risks and other factors to be considered in connection with the exchange offer, see "Risk Factors" beginning on page 6.

        The notes will be our general unsecured obligations subordinated and subject in right of payment to all of our existing and future senior indebtedness, which excludes trade payables incurred in the ordinary course of business. As of March 31, 2003, our consolidated outstanding senior indebtedness aggregated $119.7 million, including indebtedness of our subsidiaries aggregating $103.7 million. The notes will accrue interest at 6% per annum from their date of issuance, and interest will be payable in cash semiannually on each December 31 and June 30, commencing December 31, 2003. We will be required to repay 1/8 of the outstanding principal amount of the notes commencing on June 30, 2007 and semiannually thereafter, so that all of the notes will be repaid in approximately seven years from their original issue date. The notes will be redeemable, at our option, in whole at any time or in part from time to time, at the principal amount to be redeemed plus accrued and unpaid interest thereon to the redemption date, together with a premium if the notes are redeemed prior to 2007. If we experience a change of control, we must offer to redeem all of the notes at the redemption price then in effect. The notes will be issued under an indenture between us and American Stock Transfer & Trust Company, as Trustee. We will not be subject to any financial covenants under the indenture. See "Description of Notes."

        THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON TUESDAY, JULY 22, 2003, UNLESS EXTENDED.

        If our acceptance of tendered shares would result in either (1) the issuance of more than $10,000,000 aggregate principal amount of the notes or (2) our common stock being held of record by fewer than 300 persons, then we will accept no more than the number of tendered shares, to be allocated among tendering stockholders on a pro rata basis, the acceptance of which would not cause either of the foregoing events to occur. In no event will the maximum number of shares accepted pursuant to the exchange offer exceed 8,100,000, taking into account the payment of cash for fractions of notes. The exchange offer is subject to a number of conditions as described herein and may be amended or withdrawn under certain circumstances. See "The Exchange Offer—Conditions to and Amendment and Termination of the Exchange Offer."

        We, our board of directors and our executive officers make no recommendation as to whether you should tender your shares in this exchange offer. You must make your own decision whether to tender your shares of common stock. To participate in the exchange offer, you must tender all of your shares of common stock. Our executive officers and directors and their affiliates have agreed not to participate in the exchange offer.

        If you elect to participate in this exchange offer, you will not be able to participate in our proposed offering of rights to purchase our series A cumulative convertible preferred stock, which is expected to be initiated after the exchange offer. This rights offering and the terms of the series A cumulative convertible preferred stock are more fully described in this offering circular.

        We have made no arrangements for, and have no understanding with, any dealer, salesman or other person regarding the solicitation of tenders hereunder, and no person has been authorized to give any information or to make any representation not contained in this offering circular in connection with the exchange offer, and, if given or made, such information or representation must not be relied upon as having been authorized by us or any other person. Neither the delivery of this offering circular nor any exchange or sale shall, under any circumstances, create any implication that there has been no change in our affairs since the respective dates as of which information is given.

        This offering circular does not constitute an offer to exchange or sell, or a solicitation of an offer to exchange or buy, any securities other than the securities covered by this offering circular by us or any other person, or any such offer or solicitation of such securities by us or any such other person in any state or other jurisdiction to any person to whom it is unlawful to make any such offer or solicitation. In any state or other jurisdiction where it is required that the securities offered by this offering circular be qualified for offering or that the offering be approved pursuant to tender offer statutes in such state or jurisdiction, no offer is hereby being made to, and tenders will not be accepted from, residents of any such state or jurisdiction unless and until such requirements have been satisfied.

        THESE SECURITIES ARE BEING OFFERED PURSUANT TO AN EXEMPTION FROM REGISTRATION WITH THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION. THE SEC DOES NOT PASS UPON THE MERITS OF ANY SECURITIES NOR DOES IT PASS UPON THE ACCURACY OR COMPLETENESS OF ANY OFFERING CIRCULAR OR OTHER SELLING LITERATURE.

The date of this offering circular is June 23, 2003.

ii

iii

SUMMARY TERM SHEET OF THE EXCHANGE OFFER

        The following is a summary of certain features of the exchange offer and other matters, and all statements contained herein are qualified in their entirety by reference to the more detailed information and financial statements hereinafter set forth or incorporated by reference herein. When used in this offering circular, the terms "Alpine," "we," "our," "ours" and "us" refer to The Alpine Group, Inc. and its consolidated subsidiaries, unless otherwise specified or the context otherwise requires.

  •
  Who are we?

        The Alpine Group, Inc., headquartered in New Jersey, is a holding company which owns 100% of Essex Electric Inc. and DNE Systems, Inc. Essex Electric is a leading manufacturer of a broad range of copper electrical wire for residential, commercial and industrial buildings for sale to electrical distributors and retailers. DNE Systems is a designer and manufacturer of communications equipment, integrated access devices and other electronic equipment for defense, government and commercial applications. For additional information about our business and certain recent developments, see "Recent Developments" and "Business."

  •
  What is the purpose of the exchange offer?

        The principal purposes of the exchange offer are (1) to reduce our outstanding equity, thereby offering our remaining stockholders the opportunity to own a greater percentage of our common stock and (2) to enhance the liquidity of our stockholders' investment in our common stock by offering our stockholders the opportunity to exchange their common stock for an income producing security ranking senior to our common stock. See "Purposes and Effect of the Exchange Offer."

  •
  How long will I have to tender my common stock?

        You may tender your shares of common stock until 5:00 p.m., New York City time, on July 22, 2003, unless we extend the exchange offer. See "The Exchange Offer—Expiration Time, Extensions, Termination and Amendments."

  •
  What will I receive in exchange for my common stock?

        You will receive $50.00 principal amount of our 6% junior subordinated notes for every 40 shares of common stock validly tendered. Tendering stockholders also will receive cash in lieu of a fraction of a note at the exchange offer rate of $1.25 per share. If, for example, you own and validly tender 175 shares of our common stock, you will receive a note in the principal amount of $200 in exchange for 160 shares and $1.25 in cash for each of your remaining 15 shares. If you own less than 40 shares, you may still tender your shares in the exchange offer, but you will receive cash only ($1.25 for each share validly tendered). See "The Exchange Offer—General," "The Exchange Offer—Denominations" and "Description of Notes."

  •
  Will I receive a premium for tendering my common stock?

        On June 20, 2003, the last trading day prior to our public announcement of our intention to commence the exchange offer, and on each of the preceding five trading days, the closing price of our common stock, as quoted on the OTC Bulletin Board, was $0.76. While the $50.00 face amount of the notes, taking into account the $1.25 per share exchange offer rate, represents a premium of approximately 64% above this closing price, the actual value of the notes will be established by the market and may be greater or less than the face amount. See "Purposes and Effect of the Exchange Offer."

  •
  How many of my shares do I need to tender in order to participate in the exchange offer?

        To participate in the exchange offer, you must tender all of your shares of common stock. See "The Exchange Offer—How to Tender."

  •
  Is there a minimum or maximum number of shares of common stock you will accept in the exchange offer?

        If our acceptance of tendered shares would result in either (1) the issuance of more than $10,000,000 aggregate principal amount of the notes or (2) our common stock being held of record by fewer than 300 persons, then we will accept no more than the number of tendered shares, to be allocated among tendering stockholders on a pro rata basis, the acceptance of which would not cause either of the foregoing events to occur. In no event will the maximum number of shares accepted pursuant to the exchange offer exceed 8,100,000, taking into account the payment of cash for fractions of notes. See "The Exchange Offer—Proration." The exchange offer is not contingent upon the tender of a minimum number of shares of common stock. The exchange offer is, however, subject to a number of conditions that are described under the heading "The Exchange Offer—Conditions to and Amendment and Termination of the Exchange Offer."

  •
  Will our executive officers and directors be participating in the exchange offer?

        Our executive officers and directors and their affiliates have agreed not to participate in the exchange offer.

  •
  How do I tender my common stock?

        If you wish to tender into the exchange offer and your shares of common stock are registered in your name, you must complete the accompanying Letter of Transmittal and send the Letter of Transmittal, all of your shares of common stock and other required documents to American Stock Transfer & Trust Company, the Exchange Agent. If your shares of common stock are registered in the name of a broker, dealer, bank, trust company or other nominee, you must contact that institution to tender your shares. You can make physical delivery of your shares of common stock up to three trading days after the expiration of the exchange offer if you follow our guaranteed delivery procedures. We will also accept confirmation of book-entry transfers of the shares of common stock if delivered to the Exchange Agent's account at The Depository Trust Company in a timely fashion. See "The Exchange Offer—How to Tender."

  •
  Will I be able to withdraw shares of common stock that I tender into the exchange offer?

        You can withdraw tenders of shares of common stock pursuant to the exchange offer prior to 5:00 p.m., New York City time, on July 22, 2003 or, if we have not previously accepted your shares for exchange, after August 18, 2003. For the withdrawal to be effective, you must withdraw all of your tendered shares. Except for these rights of withdrawal, all tenders are irrevocable. See "The Exchange Offer—Withdrawal Rights."

  •
  When will I receive notes in exchange for my common stock tendered?

        We will deliver notes in exchange for shares of common stock that you tender as soon as practicable after the expiration of the exchange offer. See "The Exchange Offer—Acceptance of Shares for Exchange; Delivery of Notes to be Exchanged."

  •
  What are the principal terms of the notes I will receive in exchange for my common stock?

        Interest on the notes will accrue at 6% per annum from the date of issuance, payable in cash semiannually on December 31 and June 30 of each year, beginning December 31, 2003. We will be required to repay 1/8 of the outstanding principal amount of the notes commencing on June 30, 2007 and semiannually thereafter, so that all of the notes will be repaid in approximately seven years from their original issue date. We can redeem all or any part of the notes at any time at the principal amount to be redeemed plus accrued and unpaid interest to the redemption date, together with a premium if the notes are redeemed prior to 2007. If we experience a change of control, we must offer to redeem all of the notes at the redemption price then in effect. The notes will be subordinated to all of our existing and future senior indebtedness, which excludes trade payables incurred in the ordinary course of business. As of March 31, 2003, our consolidated senior indebtedness aggregated $119.7 million, including indebtedness of our subsidiaries of $103.7 million. We will issue the notes under an indenture between us and American Stock Transfer & Trust Company, as Trustee. We will not be subject to any financial covenants under the indenture. See "Description of Notes."

  •
  Will the notes be listed on a securities exchange or national market system?

        We have not applied, and do not intend to apply, to list the notes on a securities exchange or national market system. Therefore, it is unlikely that a liquid trading market will develop for the notes. If a trading market does develop, we cannot assure you as to any price at which the notes will trade. See "Risk Factors—By exchanging common stock for the notes, tendering stockholders will lose rights associated with their common stock."

  •
  Will the exchange offer affect quotation of our common stock on the OTC Bulletin Board?

        We do not expect the exchange offer to affect the quotation of our common stock on the OTC Bulletin Board. However, significant participation in the exchange offer would result in a substantial decrease in the number of shares of our common stock outstanding, which would likely reduce the already limited liquidity of our common stock. See "Risk Factors—Successful completion of the exchange offer may adversely affect the market price of our common stock and the notes and reduce the liquidity of our common stock."

  •
  Will the notes be registered with the Securities and Exchange Commission?

        In making the exchange offer, we are relying on the exemption from the registration requirements of the Securities Act of 1933, as amended, contained in Section 3(a)(9) of that Act for the notes. Under that exemption, if the common stock tendered is freely tradable, the notes received in the exchange offer will be freely tradable. If the common stock tendered in the exchange offer is restricted, the notes will be restricted to the same degree. See "The Exchange Offer—Exemption from Registration Requirements."

  •
  Who will serve as the Exchange Agent in connection with the exchange offer?

        American Stock Transfer & Trust Company will serve as the Exchange Agent for the exchange offer. See "The Exchange Offer—Exchange Agent."

  •
  Where can I get further information about the exchange offer?

        If you have any questions about the exchange offer or need additional copies of the exchange offer documents, please call us at (201) 549-4400. See "Available Information."

  •
  What are the tax consequences if I tender my common stock?

        The exchange of shares of common stock for notes by a tendering stockholder will be a taxable event for United States federal income tax purposes and will generally be treated as a sale or exchange of the stockholder's shares. Stated interest on the notes will be taxable as ordinary income to holders of notes at the time such amounts are received or accrued in accordance with the holder's method of accounting. Additionally, the notes may be issued with original issue discount. As a consequence of the rules governing original issue discount, holders of notes may be required to recognize significant amounts of ordinary income in advance of receipt of the cash payments to which the income is attributable for United States federal income tax purposes. See "Certain United States Federal Income Tax Consequences" for a discussion of certain federal income tax consequences associated with the exchange offer and the ownership of notes, and "Risk Factors—There are United States federal income tax risks associated with the exchange offer."

Important Dates to Remember

Event	Date
Commencement of exchange offer	June 23, 2003
Period during which common stock may be tendered and tenders may be withdrawn	June 23, 2003 to July 22, 2003*
Expiration Time	5:00 p.m., New York City time, July 22, 2003*
Latest date on which stock certificates may be delivered if guaranteed delivery procedures are followed	July 25, 2003*
Proration of tendered shares announced (if necessary)	July 28, 2003*
Acceptance of tendered shares for exchange (notes will be delivered as promptly as practicable thereafter)	July 25, 2003 (if no proration)*
July 28, 2003 (if proration)*
Date after which tendered shares may be withdrawn if not previously accepted for exchange	August 18, 2003

*
Unless the exchange offer is extended.

RECENT DEVELOPMENTS

        Subscription by our Officers and Directors for Series A Cumulative Convertible Preferred Stock.    On June 23, 2003, we completed a private placement to the following officers and directors of the following number of shares of a new issue of series A cumulative convertible preferred stock, which we refer to as the "series A preferred stock," for a purchase price of $380.00 per share, or an aggregate of $3.1 million:

Name	Number of Shares Purchased
Kenneth G. Byers, Jr.	500
Steven S. Elbaum	3,948
Randolph Harrison	265
John C. Jansing	620
James R. Kanely	400
Harold M. Karp	53
David A. Owen	80
K. Mitchell Posner	1,316
Bragi F. Schut	800
Dana P. Sidur	40
Stewart H. Wahrsager	265
Total	8,287

        The proceeds of this private placement will be used to repay indebtedness and for general corporate purposes. For a description of the terms of the series A preferred stock, see "Description of Capital Stock—Preferred Stock."

        Rights Offering.    We have announced that, after the completion of this exchange offer, we intend to offer to holders of our common stock the right to subscribe for shares of series A preferred stock in proportion to their ownership of common stock. It is currently expected that holders of common stock, for each 500 shares, will be offered a right to purchase one share of series A preferred stock. The purchase price will be $380.00 per share, the same price paid by our directors and officers in the private placement referred to above. This rights offering will only be made pursuant to an effective registration statement to be filed by us with the Securities and Exchange Commission, which we refer to as the "SEC," covering the shares of series A preferred stock to be offered upon exercise of rights. For a description of the terms of the series A preferred stock, see "Description of Capital Stock—Preferred Stock."

        The exchange offer and proposed rights offering provide you the opportunity to choose one of the following options:

  1.
  terminate your investment in our common stock by exchanging all of your shares of common stock for notes in the exchange offer;

  2.
  purchase additional equity in Alpine by subscribing to the proposed rights offering of series A preferred stock on the same terms as the private placement to our directors and officers (you may only do this if you own at least 500 shares of our common stock); or

  3.
  do neither (1) nor (2).

        You must decide, together with your tax and investment advisors, whom we urge you to consult, which of these choices is best for you in light of market conditions and your personal goals.

        If you decide to participate in the exchange offer, you will not be able to participate in our proposed offering of rights to purchase our series A preferred stock.

RISK FACTORS

        Investment in the notes is subject to certain risks and other factors, including but not limited to those set forth below. In considering the exchange offer, you should carefully consider the following risk factors and all other information appearing in this offering circular and incorporated herein by reference, as well as your particular financial circumstances, investment objectives and tax situation.

Risks Relating to the Notes

Because Alpine has no operations of its own and derives its revenue and cash flow solely from its subsidiaries, the notes will be effectively subordinated to the debts of Alpine's subsidiaries.

        Alpine has no operations of its own and derives its revenue and cash flow solely from its subsidiaries. Accordingly, Alpine's ability to make interest and principal payments when due to holders of the notes and to redeem the notes will be dependent upon the receipt of sufficient funds from its subsidiaries, payment of which is restricted by the terms of its subsidiaries' senior indebtedness. None of Alpine's subsidiaries will guarantee the notes. In the event of the liquidation, dissolution or winding up of any of Alpine's subsidiaries, creditors of that subsidiary (including trade creditors) will generally be entitled to payment from the assets of that subsidiary before those assets can be distributed to Alpine. As a result, the notes will effectively be subordinated to the prior payment of all of the debts (including trade payables) of Alpine's subsidiaries.

        Assuming Alpine had completed this exchange offer on March 31, 2003, the notes would have been effectively subordinated to $103.7 million of indebtedness and other liabilities (including trade payables) of Alpine's subsidiaries. There can be no assurance that Alpine's assets and its subsidiaries' assets will be sufficient to fully repay the notes and Alpine's and its subsidiaries' other indebtedness.

The exchange offer will create increased leverage and debt service obligations for us, which may adversely affect our continued operations.

        Following the exchange offer, we will be more highly leveraged and will have significant additional debt service obligations in addition to operating expenses and planned capital expenditures. At March 31, 2003, as adjusted to give effect to the issuance of the maximum $10,000,000 principal amount of the notes being offered to stockholders in the exchange offer, our total indebtedness would have been $129.7 million. Assuming the issuance of the maximum $10,000,000 principal amount of the notes in the exchange offer, we would incur additional debt service obligations of $600,000 annually.

        Our increased level of indebtedness may have several important effects on our future operations, including:

  •
  a substantial portion of our cash flow must be dedicated to the payment of interest and principal on our indebtedness, reducing the funds available for operations and for capital expenditures, including acquisitions;

  •
  our leveraged position will increase our vulnerability to adverse changes in general economic, industry and competitive conditions; and

  •
  our ability to obtain additional financing for working capital, capital expenditures, acquisitions, general corporate and other purposes may be limited.

        Our ability to meet our debt service obligations and to reduce our total indebtedness will depend upon our future performance, which will be subject to general economic, industry and competitive conditions and to financial, business and other factors affecting our operations, many of which are beyond our control, or our ability to raise additional equity. There can be no assurance that our business will continue to generate cash flow at or above current levels. If we are unable to generate sufficient cash flow from operations in the future to service our debt, we may be required, among other things, to seek additional financing in the debt or equity markets, to refinance or restructure all or a portion of our indebtedness, including the notes, to sell selected assets, or to reduce or delay planned capital expenditures and growth or business strategies. There can be no assurance that any of these measures would be sufficient to enable us to service our debt or that any of these measures could be effected on satisfactory terms, if at all.

        If we fail to pay any required payment of interest or principal with respect to the notes on a timely basis, such failure will constitute a default under the terms of the indenture under which the notes will be issued. An event of default under the indenture also may trigger an event of default under our other obligations. As a result, the incurrence of additional debt resulting from the exchange offer will increase the risk of our possible default with respect to our current and future obligations.

Your right to receive payments on the notes is junior to Alpine's existing indebtedness and possibly all of its future borrowings.

        The notes will be subordinated to all of Alpine's existing indebtedness (other than trade payables) and all of its future borrowings (other than trade payables), except any future indebtedness that expressly provides that it ranks equal with, or subordinated in right of payment to, the notes. As a result, upon any distribution to Alpine's creditors in a bankruptcy, liquidation or reorganization or similar proceeding relating to Alpine or its property, the holders of Alpine's senior debt will be entitled to be paid in full before any payment may be made with respect to the notes. In addition, all payments on the notes will be blocked in the event of a default on any senior debt.

        In the event of a bankruptcy, liquidation or reorganization or similar proceeding relating to Alpine, holders of the notes will participate with trade creditors of Alpine and all other holders of Alpine's subordinated indebtedness in the assets remaining after Alpine has paid all of its senior debt. However, because the indenture requires that amounts otherwise payable to holders of the notes in a bankruptcy or similar proceeding be paid to holders of senior debt instead, holders of the notes may receive less, ratably, than holders of Alpine trade payables in any such proceeding. In any of these cases, Alpine may not have sufficient funds to pay all of its creditors and holders of notes may receive less, ratably, than the holders of Alpine's senior debt.

        Assuming Alpine had completed this exchange offer on March 31, 2003, the notes would have been subordinated to $15.8 million of senior debt of Alpine. The indenture under which the notes will be issued does not contain any limitations on Alpine's incurrence of indebtedness in the future.

For federal income tax purposes, you may be required to recognize ordinary income in advance of your receipt of cash payments on the notes.

        The notes may be issued with "original issue discount" for United States federal income tax purposes. Consequently, holders of the notes may be required to recognize significant amounts of ordinary income in advance of their receipt of the cash payments on the notes to which the income is attributable for United States federal income tax purposes, regardless of the holders' methods of accounting. See "Certain United States Federal Income Tax Consequences—"Issue Price" of Notes Defined," "Certain United States Federal Income Tax Consequences—Original Issue Discount on Notes" and "Certain United States Federal Income Tax Consequences—Taxation of Original Issue Discount on Notes—General."

The exchange offer may lead to an increased percentage of shares held by our officers and directors, which may limit stockholders' ability to influence matters requiring stockholder approval and could delay or prevent a change in control.

        As of June 23, 2003, our executive officers and directors and their affiliates beneficially owned approximately 26.1% of the outstanding shares of our common stock and approximately 96.3% of the outstanding shares of our series A preferred stock, the holders of which are entitled to vote their shares on an as-converted basis together with our common stock, representing a combined voting power of 45.0%. Our executive officers and directors and their affiliates have agreed not to participate in the exchange offer. After the exchange offer, assuming the maximum number of shares is tendered, our executive officers and directors and their affiliates will beneficially own approximately 54.4% of the outstanding shares of our common stock and approximately 96.3% of the outstanding shares of our series A preferred stock, representing a combined voting power of approximately 72.6%.

        This concentration of ownership of our common stock by our officers and directors may limit stockholders' ability to influence matters requiring stockholder approval and may delay or prevent a change in control or discourage a potential acquiror from attempting to obtain control of us. This could cause the market price of our common stock to fall or prevent stockholders from realizing a premium in the market price of our common stock in the event of an acquisition.

By exchanging common stock for the notes, tendering stockholders will lose rights associated with their common stock.

        Stockholders who exchange their shares for notes will be relinquishing rights available to holders of common stock in exchange for acquiring rights as holders of debt. Stockholders whose shares are validly tendered and accepted for exchange will lose the right to share in any capital appreciation of our common stock, will not be entitled to vote upon any matters submitted to our stockholders and will no longer be entitled to dividends paid, if any, on our common stock. In addition, these stockholders will not be able to participate in our proposed offering of rights to purchase our series A preferred stock, which is expected to be initiated after the exchange offer. See "Recent Developments."

        We have not applied, and do not intend to apply, to list the notes on a securities exchange or national market system. Therefore, it is unlikely that a liquid trading market will develop for the notes. If a trading market does develop, it is likely that trading in the notes will be thin and that the liquidity of a tendering stockholder's investment in us will be reduced.

Successful completion of the exchange offer may adversely affect the market price of our common stock and the notes and reduce the liquidity of our common stock.

        If successful, the exchange offer will reduce our stockholders' equity and increase our indebtedness, thereby increasing our leverage and our debt service obligations. The market may regard these results unfavorably and the price of our common stock may be adversely affected. To the extent that the market does not regard the exchange offer as favorable, the market price, if any, of the notes also could be adversely affected. In addition, significant participation in the exchange offer would result in a substantial decrease in the number of shares of our common stock outstanding, which would likely reduce the already limited liquidity of our common stock.

The terms of the notes and the exchange offer were determined by us and may not be fair from a financial point of view to tendering stockholders.

        We have determined the terms of the notes and the exchange offer. There can be no assurance that the terms of the notes or the exchange offer are fair from a financial point of view to tendering stockholders. In this regard, it is possible that if we were to issue subordinated debt in the capital markets, the interest rate on such debt could vary significantly from that of the notes. Also, such debt would likely contain financial and other covenants, whereas the notes are not subject to any such covenants. Stockholders who tender their shares in exchange for notes may not receive the same level of protection that typically would be afforded to holders of unsecured, non-investment grade subordinated debt issued by other similarly situated companies.

The notes may be redeemed, which could prevent holders from realizing interest income associated with the notes.

        Subject to the rights of holders of our senior debt, we may redeem the notes at our option in whole at any time or in part from time to time, with a premium during the first three years, upon notice to the holders of the notes. As a result, the holders of the notes will be subject to a risk of prepayment at a time when interest rates may be generally declining. In that case, holders who tendered their shares to acquire an interest-bearing security, but whose notes are redeemed, will no longer have the right to receive interest and may be compelled to reinvest the redemption proceeds in securities with a lower rate of interest.

We may not be able to finance a change of control offer required by the indenture, and certain events that do not constitute a change of control could adversely affect holders of the notes.

        If we were to experience a change of control, the indenture under which the notes will be issued requires us to offer to redeem all of the outstanding notes at the then applicable redemption price, plus accrued and unpaid interest to the date of redemption. If a change of control were to occur, we cannot assure you that we would have sufficient funds to redeem the notes. The redemption of the notes may require additional third-party financing and we cannot assure you that we would be able to obtain that financing on favorable terms or at all. In addition, the redemption of the notes may be restricted under any senior credit facility that Alpine may enter into in the future.

        We may enter into transactions, including acquisitions, refinancings or recapitalizations, or highly leveraged transactions, that do not constitute a change of control under the indenture. Any of these transactions may result in an increase in our debt or otherwise affect our capital structure, harm our credit rating or have a material adverse effect on holders of the notes.

The exchange offer could be deemed a fraudulent conveyance by a court of law, which could result in such court voiding all or a portion of our obligations to the holders of the notes.

        Various fraudulent conveyance laws enacted for the protection of creditors may apply to the issuance of the notes. Under federal or state fraudulent transfer laws, if a court were to find that, at the time the notes were issued, we (i) issued the notes with the intent of hindering, delaying or defrauding current or future creditors or (ii) (A) received less than fair consideration or reasonably equivalent value for incurring the indebtedness represented by the notes and (B) (1) were insolvent or were rendered insolvent or contemplated insolvency by reason of the issuance of the notes, (2) were engaged, or about to engage, in a business or transaction for which our assets or capital were unreasonably small or (3) intended to incur, or believed (or should have believed) we would incur, debts beyond our ability to pay as such debts mature (as all of the foregoing terms are defined in or interpreted under such fraudulent transfer statutes), such court could void all or a portion of our obligations to the holders of the notes, or subordinate our obligations to the holders of the notes, and take other action detrimental to the holders of the notes, including, in some circumstances, invalidating the notes. In that event, repayment on the notes may not be recovered by the holders of the notes.

        The definition of insolvency for purposes of the foregoing consideration varies among jurisdictions depending upon the federal or state law that is being applied in any such proceeding. Generally, however, we would be considered insolvent at the time we incur the indebtedness constituting the notes if (1) the fair market value (or fair saleable value) of our assets is less than the amount required to pay our total existing debts and liabilities (including the probable liability on contingent liabilities) as they become absolute or matured or (2) we are incurring debts beyond our ability to pay as such debts mature. Based upon financial and other information, we believe that we are solvent and will continue to be solvent after issuing the notes, will have sufficient capital for carrying on our business after such issuance and will be able to pay our debts as they mature. There can be no assurance, however, that a court passing on such standards would agree with us. There can also be no assurance as to what standard a court would apply in order to determine whether we were "insolvent" as of the date the notes were issued, or that, regardless of the method of valuation, a court would not determine that we were insolvent on that date or otherwise agree with us with respect to the above standards.

There are other United States federal income tax risks associated with the exchange offer.

        In addition to the risk, described above, of recognizing ordinary income prior to the receipt of cash payments on the notes, there are a number of other United States federal income tax risks associated with the exchange offer and a tendering stockholder's ownership of the notes, some of which are described below.

        If a stockholder is deemed under the constructive ownership rules of the Internal Revenue Code of 1986 to own shares owned by certain related persons or entities and those shares are not exchanged pursuant to the exchange offer, the exchange may be treated as a distribution rather than as a sale or exchange. In that event, the stockholder may recognize dividend income in an amount equal to the sum of the amount of any cash received and the fair market value of the notes received for the shares that were exchanged by the stockholder, without reduction by the amount of the stockholder's tax basis in the shares exchanged.

        Because a tendering stockholder will receive no cash pursuant to the exchange offer, other than in lieu of a fraction of a note, a stockholder may need to use other cash resources of the stockholder (including possible dispositions of the notes) to satisfy any tax liability arising from an exchange of shares for notes.

        A stockholder will include in taxable income, in accordance with his, her or its method of accounting, the amount of stated interest income on the notes. Depending upon a stockholder's particular circumstances, the tax consequences of holding notes may be less advantageous than the consequences of holding shares because, for example, interest payments on the notes will not be eligible for any dividends-received deduction that might otherwise be available to corporate stockholders or a reduced rate of tax on dividends that might otherwise be available to individual stockholders.

        For a more complete discussion of the federal income tax consequences associated with the exchange offer and the ownership of the notes, see "Certain United States Federal Income Tax Consequences."

        STOCKHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS TO DETERMINE THE SPECIFIC FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX CONSEQUENCES OF EXCHANGES MADE BY THEM PURSUANT TO THE EXCHANGE OFFER, AS WELL AS THE SPECIFIC FEDERAL, STATE, LOCAL, FOREIGN AND OTHER

TAX CONSEQUENCES ASSOCIATED WITH THE OWNERSHIP OF NOTES RECEIVABLE IN THE EXCHANGE.

Risks Relating to Alpine

We have had a history of losses and may incur future losses.

        For the three years ended December 31, 2002 and the three months ended March 31, 2003, we incurred substantial net losses. As of March 31, 2003, we had an accumulated deficit of $892.5 million. A significant portion of these net losses and accumulated deficit was attributable to our equity interest in Superior TeleCom Inc., which, together with its U.S. subsidiaries, filed voluntary petitions for relief under Chapter 11 of the U.S. Bankruptcy Code. It is likely that, as a result of the bankruptcy, our equity interest in Superior will be eliminated and we will not receive any consideration therefor. We cannot assure you that our operations will become profitable in the future.

The illiquidity of our common stock adversely affects our ability to raise funds in the equity markets.

        Our common stock is currently quoted on the OTC Bulletin Board and its closing price was $0.76 per share on June 20, 2003. The illiquidity of our stock and its low price make it highly unlikely that we will be able to raise funds in the equity markets in the foreseeable future.

Our ownership interest in, and transactions with, Superior may subject us to claims from Superior's creditors or others.

        We currently own a 48.9% common equity interest in Superior TeleCom Inc. and formerly had a controlling interest in Superior. On March 3, 2002, Superior and its U.S. subsidiaries filed voluntary petitions for relief under Chapter 11 of the U.S. Bankruptcy Code. As a result of this ownership interest and transactions entered into between Superior and us, including the December 11, 2002 purchase by us of the Essex Electric business and other assets of Superior, we may be subject to claims by Superior's creditors or others in connection with Superior's bankruptcy. If any such claims are brought against us and are successful, they could adversely affect us.

Our success depends on key members of our management, the loss of whom could disrupt our business operations.

        Our success depends largely on the efforts and abilities of key management employees, including those of our operating subsidiaries. The loss of the services of key personnel or the inability to attract qualified employees could have a material adverse effect on our business and financial results.

Risks Relating to Alpine's Operating Subsidiaries

Essex Electric

Essex Electric's restructuring may not be successful.

        Commencing in 2002, we developed a restructuring plan for Essex Electric with the objectives of eliminating and consolidating a number of our production facilities and reducing sales of products to low margin or unprofitable distribution channels. This restructuring plan was in response to a decline in the demand for Essex Electric's products, due to the general economic environment and due to a decline in the industrial and commercial markets served by Essex Electric, as well as industry-specific conditions, including significant industry manufacturing over-capacity. Essex Electric's restructuring is ongoing and there can be no assurance that it will be successful. In light of the importance of Essex Electric, our inability to effectuate this restructuring plan or the failure of this restructuring plan to meet its objectives would have a significant adverse effect on us.

Essex Electric is dependent upon its parent's credit agreement.

        Essex Electric is dependent upon the availability of funds under a credit agreement under which Alpine Holdco Inc., Alpine's wholly-owned subsidiary and Essex Electric's parent, is the borrower. This credit agreement contains a number of financial and other covenants. If Alpine Holdco or Essex Electric is unable to comply with the terms of this credit agreement, the lender will have the right to demand payment of all amounts borrowed thereunder and block distributions to Alpine. We cannot assure you that Alpine Holdco or Essex Electric will be able to enter into a new credit agreement with another lender, either on terms similar to the current agreement or at all. Alpine Holdco's or Essex Electric's inability to borrow under the current or any replacement facility would materially adversely affect Essex Electric's ability to operate its business.

If Essex Electric is unable to fund its substantial capital requirements and restructuring expenses, it could cause Essex Electric to reduce its planned expenditures and could result in a material adverse effect on our business and financial results.

        Essex Electric will require substantial expenditures to implement its business plans. If it does not have sufficient funds or if it is unable to obtain financing in the amounts desired or on acceptable terms, it may have to reduce its planned expenditures, which could have a material adverse effect on our business and financial results.

Essex Electric's building wire products are subject to severe price competition and other competitive pressures.

        There currently exists excess manufacturing capacity among manufacturers of building wire, which is generally viewed as a commodity product. Many of Essex Electric's products are made to industry specifications and, therefore, may be interchangeable with competitors' products. As a result, the market is extremely competitive, with price and availability being the most important factors. Since 1997, market pricing for building wire products has declined substantially, with copper adjusted pricing for 2002 and the first quarter of 2003 reaching the lowest level in over 15 years. We cannot assure you that Essex Electric will be able to compete effectively based on price or other factors, or that further declines in market pricing for building wire products will not have a material adverse effect on our business and financial results.

Essex Electric's industry is undergoing consolidation, which could hamper its future success.

        We believe that the building wire industry has experienced significant consolidation in recent years, declining from approximately 30 manufacturers in 1980 to seven primary manufacturers in 2002. Currently, Essex Electric is one of four manufacturers that comprise approximately 75% to 80% of the market for building and industrial wire. We believe that the other three principal manufacturers have greater financial and other resources than Essex Electric. Additional consolidation in the future could adversely impact Essex Electric's competitive position by enabling its competitors and potential competitors to expand their product offerings and customer service, which could afford them an advantage in meeting customers' needs, particularly with those customers that seek to consolidate their requirements with the same vendor. The greater resources, including financial, marketing and support resources, of larger competitors could permit them to accelerate the development and commercialization of new competitive products and the marketing of existing competitive products to their larger installed bases. Accordingly, business combinations and acquisitions by competitors and potential competitors could have a material adverse effect on our business, financial condition and results of operations.

Our sales and profitability depend significantly on new construction and renovation activity in the commercial and residential markets, which is highly cyclical and seasonal.

        Essex Electric's sales depend heavily on the strength of national and local new construction and renovation in the commercial and residential markets, which is a function of many factors beyond Essex Electric's control. Some of these factors include interest rates, employment levels, availability of credit, prices of commodity products and consumer confidence. Future downturns in the markets that it serves or in the economy generally could have a material adverse effect on our operating results and financial condition. Reduced levels of construction activity may result in intense price competition among building materials suppliers, which may adversely affect our gross margins.

Our results of operations may be subject to fluctuations in the cost of raw materials, including copper.

        The principal raw material used by Essex Electric in the manufacture of its wire products is copper rod and to a lesser extent plastics, such as polyethylene and polyvinyl chloride. Copper is a commodity and is therefore subject to price volatility. Historically, fluctuations in the cost of copper have not had a material impact on profitability due to the ability of Essex Electric in most cases to adjust product pricing in order to properly match the price of product billed with the copper cost component of its inventory shipped. Additionally, Essex Electric uses COMEX fixed price futures contracts, to a limited extent, to manage commodity price risk. However, we can not assure you that Essex Electric can continue to match effectively the price of product billed with the cost components of inventory shipped. Any fluctuations in the cost of raw materials, including copper, that we cannot effectively manage could have a material adverse effect on our results of operations.

Essex Electric does not have long-term purchase agreements with its customers and pricing with its customers is subject to frequent fluctuations.

        Essex Electric generally does not have long-term purchase agreements with its customers, and does not have any written agreements that require customers to purchase fixed minimum quantities of Essex Electric's products. Pricing for its products changes frequently in response to market conditions. Accordingly, Essex Electric's sales to specific customers tend to vary significantly from year to year depending upon its customers' budgets and new product introductions. The loss of, or reduced demand for products or related services from, any of its major customers could harm our business. In addition, Essex Electric's retail customer base is highly concentrated among a limited number of large customers. Although no single customer accounted for more than 10% of Essex Electric's net sales in 2002, the loss of any of its large customers, or a large customer suffering an economic downturn, could result in a material decrease in our revenues.

DNE

DNE is dependent on revenue from its FCC-100 product line.

        Currently a majority of DNE's revenue is derived from its FCC-100 product line, a circuit-based technology. The market for circuit-based technology has declined and will continue to decline in the future and likely will be replaced by cell or packet-based technology. DNE has introduced the cell-based TAC product line in response to this trend but we cannot assure you that this product line will be accepted by DNE's primary customer, the U.S. Department of Defense, or alternatively that a product based on packet-based technology will not be adopted.

DNE is dependent on contracts from the U.S. Department of Defense.

        DNE's operating results will depend to a large extent on U.S. Department of Defense contracts, many of which are only partially funded. These contracts and future contracts are dependent on political and budgetary constraints, changes in short-term or long-term plans, the congressional budget authorization and appropriation process, the government's ability to terminate contracts for convenience or for defaults, as well as other risks such as contractor suspension or debarment in the event of certain violations of legal and regulatory requirements. The loss of a significant number of these contracts would adversely affect our business.

DNE's success depends on its ability to continue to develop new products and enhancements that will achieve market compliance.

        DNE's operating results will depend to some extent on the successful design, development, testing and introduction and marketing of its new TAC product line, as well as the new CV-8448 family of protocol converters. The success of these and other new products will be dependent on several factors, including proper new product definition, competitive product cost, timely completion and introduction of new products, differentiation of new products from those of DNE's competition and market acceptance of these products. Products and technologies developed by others may render DNE's products obsolete or non-competitive which in turn could adversely affect our operating results.

Generally

We face risks of incurring significant costs to comply with environmental regulations.

        The manufacturing operations of our subsidiaries are subject to extensive and evolving federal, foreign, state and local environmental laws and regulations relating to, among other things, the storage, handling, disposal, emission, transportation and discharge of hazardous substances, materials and waste products, as well as the imposition of stringent permitting requirements. Environmental liabilities related to historic activities and past operations at our facilities may be discovered, particularly as facilities are closed due to operational restructurings. We do not believe that compliance with environmental laws and regulations will have a material effect on our capital expenditures or our business, financial condition, liquidity or results of operations. However, violation of, or non-compliance with, these laws, regulations or permit requirements, even if inadvertent, could result in an adverse impact on our operations, business, financial condition, liquidity or results of operations.

We face the risks that product liability claims and other legal proceedings relating to the products our operating subsidiaries manufacture may adversely affect our business and results of operations.

        As is the case with other companies in our industries, we face the risk of product liability and related claims, in the event that the use of products that our operating subsidiaries have manufactured causes personal injury or other damages. Product liability claims in the future, regardless of their ultimate outcome and whether or not they are covered under our insurance policies or may be indemnified by suppliers to our operating subsidiaries, could result in costly litigation and have a material adverse effect on our business and results of operations.

Forward Looking Statements

        This offering circular contains forward looking statements. We may make additional written or oral forward looking statements from time to time in filings with the SEC or otherwise. Such statements may include, but not be limited to, estimates of the value of our securities, projections of revenues and other results of operations, capital expenditures, plans for future operations, financing needs or plans, our ability to service our debt obligations, and plans relating to our products or services as well as assumptions relating to the foregoing. The words "believe," "expect," "anticipate," "estimate," "project," and similar expressions identify forward looking statements. Forward looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified. Future events and actual results could differ materially from those set forth in, contemplated by or underlying the forward looking statements. Statements in this offering circular, including those contained in the section entitled "Risk Factors," and in the section entitled "Purposes and Effect of the Exchange Offer," describe factors, among others, that could contribute to or cause such differences. We undertake no obligation to update any forward looking statements. Sections 27A(b)(2)(C) of the Securities Act and 21E(b)(2)(C) of the Securities Exchange Act of 1934 expressly state that the safe harbor for forward looking statements does not apply to statements made in connection with a tender offer such as this exchange offer. As such, forward looking statements made in connection with the exchange offer will not be eligible for the safe harbor protection.

THE EXCHANGE OFFER

General

        We hereby offer, upon the terms and subject to the conditions set forth herein and in the accompanying Letter of Transmittal, to exchange up to $10,000,000 aggregate principal amount of our notes for shares of our outstanding common stock on the basis of $50.00 principal amount of notes for every 40 shares of common stock.

        If our acceptance of tendered shares would result in either (1) the issuance of more than $10,000,000 aggregate principal amount of the notes or (2) our common stock being held of record by fewer than 300 persons, then we will accept no more than the number of tendered shares, to be allocated among tendering stockholders on a pro rata basis, the acceptance of which would not cause either of the foregoing events to occur. In no event will the maximum number of shares accepted pursuant to the exchange offer exceed 8,100,000, taking into account the payment of cash for fractions of notes. The exchange offer is subject to a number of conditions. See "The Exchange Offer—Conditions to and Amendment and Termination of the Exchange Offer."

        To participate in the exchange offer, stockholders must tender all of their shares of common stock. Stockholders who do not tender will retain their shares of common stock and stockholders who tender will receive notes with the following rights compared to those associated with the ownership of common stock:

Common Stock	Notes
Equity; pro rata claim to our assets after payment of all debt obligations, plus right to share in capital appreciation.	Debt; right to receive specified principal amount with a claim to our assets senior to holders of equity, but subordinated to all of our other senior debt obligations, plus the right to receive interest, but no right to capital appreciation.
No interest payable on common stock; dividends are possible, although we have never paid cash dividends on our common stock and have no plans to do so in the foreseeable future.	Interest at 6% per annum, payable semiannually in cash.
Voting rights on all matters submitted to stockholders.	No voting rights.

Shares are quoted on the OTC Bulletin Board and are subject to an established trading market, although the public float is relatively low, the historic trading activity has been thin and price volatility has been significant. Successful completion of the exchange offer could further reduce liquidity.
We have not applied, and do not intend to apply, to list the notes on a securities exchange or national market system; it is unlikely that a liquid trading market in the notes will develop. We would expect the market price of the notes to be less volatile than the market price of our common stock.

        The foregoing table is set forth for comparative purposes only and does not take into account all factors relating to a comparison of our common stock to the notes, nor does it take into account any factors relating to the tax consequences of accepting the exchange offer or holding the notes. For a more complete description of the notes and our common stock, see "Description of Notes" and "Description of Capital Stock." See also "Certain United States Federal Income Tax Consequences."

        Tendering stockholders will not be obligated to pay brokerage commissions or fees or, subject to Instruction 9 of the Letter of Transmittal, transfer taxes with respect to the exchange of common stock for notes pursuant to the exchange offer. We will pay all charges and expenses of the Exchange Agent and the Trustee in connection with the exchange offer. See "The Exchange Offer—Payment of Expenses."

No Executive Officer and Director Participation

        Our executive officers and directors and their affiliates have agreed not to participate in the exchange offer.

Expiration Time, Extensions, Termination and Amendments

        The exchange offer will terminate at 5:00 p.m., New York City time, on July 22, 2003, unless we extend it in our sole discretion. During any extension of the exchange offer, all shares previously tendered and not yet exchanged will remain subject to the exchange offer, subject to the withdrawal rights specified herein, and may be accepted for exchange by us. The later of 5:00 p.m., New York City time, on July 22, 2003, and the latest time and date to which the exchange offer may be extended, is referred to herein as the "Expiration Time."

        We expressly reserve the right, at any time or from time to time, to extend the period of time for which the exchange offer is to remain open by giving oral or written notice to the Exchange Agent of such extension prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Time. We also expressly reserve the right (1) to terminate the exchange offer and not accept for exchange any shares not theretofore accepted for exchange upon the occurrence of any of the events set forth herein under "The Exchange Offer—Conditions to and Amendment and Termination of the Exchange Offer" or (2) to amend the exchange offer. Any such extension, termination or amendment will be followed as promptly as practicable by public announcement thereof, such announcement in the case of an extension to be issued no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Time. Without limiting the manner in which we may choose to make such public announcement, we will not, unless otherwise required by law, have an obligation to publish, advertise or otherwise communicate any such public announcement other than by making a release to the Dow Jones News Service.

How to Tender

        TO PARTICIPATE IN THE EXCHANGE OFFER, YOU MUST TENDER ALL OF YOUR SHARES OF COMMON STOCK.

        Except as set forth below, for a stockholder to duly tender shares of common stock pursuant to the exchange offer, certificates representing the shares (or a confirmation of a book-entry transfer of the shares into the Exchange Agent's account at The Depository Trust Company ("DTC") as described below), together with a properly completed and duly executed Letter of Transmittal or manually signed facsimile thereof, with any required signature guarantees, or an Agent's Message in the case of a book-entry transfer, and any other required documents, must be transmitted to and received by the Exchange Agent prior to the Expiration Time at one of the addresses specified below under "The Exchange Offer—Exchange Agent." LETTERS OF TRANSMITTAL AND CERTIFICATES REPRESENTING THE SHARES SHOULD NOT BE SENT TO US. Signatures on Letters of

Transmittal need not be guaranteed by a firm that is a member of a registered national securities exchange or a member of the National Association of Securities Dealers, Inc. ("NASD") or by a commercial bank or trust company having an office in the United States ("Eligible Institution"), provided the shares tendered pursuant thereto are tendered (1) by a registered holder of the shares who has not completed the box entitled "Special Issuance and/or Payment Instructions" or "Special Delivery Instructions" on the Letter of Transmittal or (2) for the account of an Eligible Institution. In all other cases, signatures must be guaranteed by an Eligible Institution. If shares are registered in the name of a person other than the signer of the Letter of Transmittal, the certificates representing the shares must be endorsed by, or be accompanied by, a written instrument or instruments of transfer or exchange in form satisfactory to us, duly executed by the registered holder, with the signature thereon guaranteed as aforesaid.

        The Exchange Agent has established an account with respect to the shares at DTC and any financial institution that is a participant in the DTC system may make book-entry delivery of the shares by causing DTC to transfer such shares into the Exchange Agent's account in accordance with DTC's procedures for such transfer. However, although delivery of shares may be effected through book-entry transfer into the Exchange Agent's account at DTC, the Letter of Transmittal or manually signed facsimile thereof, with any required signature guarantees, or an Agent's Message in the case of a book-entry transfer, and any other required documents, must in any case be transmitted to and received by the Exchange Agent prior to the Expiration Time at one of the addresses specified below under "The Exchange Offer—Exchange Agent," or the guaranteed delivery procedure described below must be complied with. Delivery of documents to DTC in accordance with DTC's procedures does not constitute delivery to the Exchange Agent.

        Tendering stockholders are required under federal income tax law to provide a correct Taxpayer Identification Number on a Substitute Form W-9, which is included, together with guidelines relating to the form, with the Letter of Transmittal. Failure to complete and return this Substitute Form W-9 to the Exchange Agent may subject a stockholder to a $50 penalty imposed by the Internal Revenue Service and will result in backup withholding of 28% on interest and other payments with respect to the notes.

        The method of delivery of certificates representing the shares of common stock and all other required documents is at the election and risk of the tendering stockholder but delivery by registered mail with return receipt requested, properly insured, is recommended.

        If a stockholder desires to tender shares and certificates representing the shares are not immediately available or time will not permit such holder's Letter of Transmittal, certificates representing the shares or other required documents to reach the Exchange Agent before the Expiration Time, such holder's tender may be effected if:

  (a)
  such tender is made through an Eligible Institution;

  (b)
  a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form made available by us, is received prior to the Expiration Time by the Exchange Agent as provided below; and

  (c)
  the common stock certificates (or a book-entry confirmation) evidencing all tendered common stock, in proper form for transfer, in each case together with the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message) and any other documents required by the Letter of Transmittal are received by the Exchange Agent within three trading days after the date of execution of the Notice of Guaranteed Delivery.

        The acceptance by a stockholder of the exchange offer pursuant to one of the procedures set forth above will constitute an agreement between the stockholder and us in accordance with the terms and subject to the conditions set forth herein and in the accompanying Letter of Transmittal.

        We will accept shares by giving notice thereof to the Exchange Agent.

        All questions as to the form of all documents and the validity (including time of receipt) and acceptance of all tenders will be determined by us, in our sole discretion, which determination will be final and binding. We reserve the absolute right to reject any and all tenders not in proper form or the acceptance of which would, in the opinion of our counsel, be unlawful. We also reserve the absolute right to waive any of the conditions to the exchange offer or any defect or irregularity in the tender of any of the shares. Our interpretation of the terms and conditions of the exchange offer (including the Letter of Transmittal and the instructions thereto) will be final. No tender of shares will be deemed to have been properly made until all defects and irregularities have been cured or waived. Neither we, the Exchange Agent nor any other person will be under any duty to give notification of any defects or irregularities in tenders, nor will any of them incur any liability for failure to give such notification. However, the Exchange Agent will attempt to correct any defective tenders by contacting the tendering stockholder.

Withdrawal Rights

        All tenders duly and validly made are irrevocable, except that shares tendered pursuant to the exchange offer may be withdrawn prior to the Expiration Time and, unless theretofore accepted for exchange as provided in the exchange offer, may also be withdrawn after 5:00 p.m., New York City time, on August 18, 2003. For a withdrawal to be effective, a stockholder must withdraw all of his, her or its tendered shares.

        To be effective, a written, telegraphic or facsimile transmission notice of withdrawal must be received by the Exchange Agent on a timely basis at one of the addresses specified under "The Exchange Offer—Exchange Agent." Any notice of withdrawal must specify the name of the person having tendered the shares to be withdrawn, the names in which the shares are registered if different from that of the tendering stockholder and the number of shares to be withdrawn, which must be all of the shares tendered. If certificates representing the shares have been physically delivered to the Exchange Agent, then prior to the release of such certificates, the tendering stockholder must also submit the certificate number of the certificates representing the shares to be withdrawn and the signature on such holder's notice of withdrawal must be guaranteed by an Eligible Institution. If certificates representing the shares have been delivered pursuant to the book-entry procedures set forth above under "The Exchange Offer—How to Tender," any notice of withdrawal must specify the name and number of the participant's account at DTC to be credited with the withdrawn shares. All questions as to validity, form and eligibility (including time of receipt) of notices of withdrawal will be determined by us, in our sole discretion, which determination will be final and binding. Any shares effectively withdrawn will be deemed not to have been duly tendered for purposes of the exchange offer.

        None of us, the Exchange Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give such notification. Withdrawals of tenders of shares may not be rescinded, and any shares properly withdrawn will thereafter be deemed not validly tendered for purposes of the exchange offer. However, withdrawn shares may be retendered by following one of the procedures described under "The Exchange Offer—How to Tender" at any time prior to the Expiration Time.

Acceptance of Shares for Exchange; Delivery of Notes to be Exchanged

        Upon the terms and subject to the conditions of the exchange offer, the acceptance for exchange of shares of common stock validly tendered and not withdrawn will be made promptly after the Expiration Time. For purposes of the exchange offer, we will be deemed to have accepted for exchange validly tendered shares when, as and if we have given oral or written notice thereof to the Exchange Agent. The Exchange Agent will act as agent for the tendering stockholders for the purposes of receiving notes, together with cash in lieu of a fraction of a note, from us and transmitting such notes and cash to such stockholders. If we should extend the exchange offer or be delayed in consummation of the exchange offer for any reason, then, without prejudice to our rights under the exchange offer, the Exchange Agent acting on our behalf may retain tendered shares, and such shares may not be withdrawn, subject to the withdrawal rights of tendering stockholders set forth above under "The Exchange Offer—Withdrawal Rights." Tendered shares not accepted for exchange by us because of an invalid tender, the termination of the exchange offer as a result of the existence of a condition set forth below under "The Exchange Offer—Conditions to and Amendment and Termination of the Exchange Offer," or for any other reason, will be returned without expense to the tendering stockholders (or, in the case of shares delivered by book-entry transfer within DTC, will be credited to the account maintained within DTC by the participant in the DTC system who delivered such shares) as promptly as practicable following the expiration or termination of the exchange offer.

        Delivery of notes in exchange for shares tendered pursuant to the exchange offer will be made by us to the Exchange Agent, as agent for the tendering stockholders, only after receipt by the Exchange Agent of certificates representing the tendered shares (or confirmation of the book-entry transfer of such shares into the Exchange Agent's account at DTC), a properly completed and duly executed Letter of Transmittal (or manually signed facsimile thereof), or an Agent's Message, in the case of a book-entry transfer, and any other required documents.

Denominations

        The notes will be issued only in denominations of $50.00 and integral multiples thereof. If the tender of a stockholder's shares would result in the issuance of a note of an unauthorized denomination, the tendering stockholder will receive cash in lieu of a fraction of a note at the exchange offer rate of $1.25 per share. If, for example, a stockholder owns and validly tenders 175 shares of our common stock, that stockholder will receive a note in the principal amount of $200 in exchange for 160 shares and $1.25 in cash for each of that stockholder's remaining 15 shares. Stockholders who own less than 40 shares may still tender their shares in the exchange offer, but will receive cash only ($1.25 for each share validly tendered).

Proration

        If our acceptance of tendered shares would result in either (1) the issuance of more than $10,000,000 aggregate principal amount of the notes or (2) our common stock being held of record by fewer than 300 persons, then we will accept no more than the number of tendered shares, the acceptance of which would not cause either of the foregoing events to occur. In that event, notes will be allocated to tendering stockholders on a pro rata basis based on the number of shares tendered by each tendering stockholder. In no event will the maximum number of shares accepted pursuant to the exchange offer exceed 8,100,000, taking into account the payment of cash for fractions of notes.

        In the case of (1) above, we will accept from each tendering stockholder that number of shares equal to 8,100,000 multiplied by a fraction, the numerator of which is the total number of shares validly tendered by that tendering stockholder and the denominator of which is the total number of shares validly tendered by all tendering stockholders. In the case of (2) above, we will accept from each tendering stockholder that number of shares equal to the maximum number that may be accepted without causing the event in (2) to occur, multiplied by a fraction, the numerator of which is the total number of shares validly tendered by that tendering stockholder and the denominator of which is the total number of shares validly tendered by all tendering stockholders. However, we may accept all shares tendered by persons who own less than 100 shares before prorating shares tendered by others. The number of shares will be rounded up or down as nearly as practicable to result in the tender of whole shares rather than fractional shares. Any shares not accepted by us as a result of the allocation described above will be returned promptly to the tendering stockholder. We will announce the results of any proration by press release.

Conditions to and Amendment and Termination of the Exchange Offer

        We may terminate the exchange offer, may decline to accept any shares in exchange for notes and may withdraw the exchange offer as to shares not then accepted if, before the time of acceptance, there shall have occurred any of the following events which, in our sole judgment, makes it inadvisable to proceed with such acceptance:

  (a)
  any government agency or other person shall have instituted or threatened any action or proceeding before any court or administrative agency (1) challenging the acquisition of shares pursuant to the exchange offer or otherwise in any manner relating to the exchange offer or (2) otherwise materially adversely affecting us; or

  (b)
  any statute, rule or regulation shall have been proposed or enacted, or any action shall have been taken by any governmental authority, which would or might prohibit, restrict or delay consummation of the exchange offer or materially impair the contemplated benefits of the exchange offer to us; or

  (c)
  any state of war, national emergency, banking moratorium or suspension of payments by banks in the State of New York shall have occurred, or any currency or exchange control laws or regulations or general suspension of trading or limitation on prices with respect to the securities markets shall have been imposed or there shall have occurred a material adverse change in the securities markets generally; or

  (d)
  any required consents or approvals from third parties or government regulatory agencies in connection with the exchange offer shall not have been obtained; or

  (e)
  the exchange offer would result in our shares no longer being quoted on the OTC Bulletin Board or being eligible for deregistration under the Securities Exchange Act of 1934; or

  (f)
  any material change, or development involving a prospective material change, in or affecting our business or financial affairs shall have occurred.

        We reserve the right to waive any of the foregoing conditions, with the exception of those conditions dependent on the receipt of necessary government approvals or subject to applicable law. All of the foregoing conditions must be satisfied or, to the extent legally permitted, waived by us prior to the Expiration Time. We also reserve the right to amend the exchange offer by public announcement of any amendment. The exchange offer, however, may not be amended or withdrawn unless the amendment or the circumstances described above regarding withdrawal occur prior to the Expiration Time.

Exchange Agent

        American Stock Transfer & Trust Company has been appointed as Exchange Agent for the exchange offer. All correspondence in connection with the exchange offer and the Letter of Transmittal and Notice of Guaranteed Delivery, if applicable, should be addressed to the Exchange Agent, as follows:

American Stock Transfer & Trust Company

By Mail:	By Overnight Courier:	By Hand:

59 Maiden Lane Plaza Level New York, NY 10038	59 Maiden Lane Plaza Level New York, NY 10038	59 Maiden Lane Plaza Leve l New York, NY 10038
By Facsimile Transmission (For Eligible Institutions Only): (718) 234-5001
Confirm Receipt of Facsimile by Telephone Only: (877) 248-6417

        DELIVERY TO AN ADDRESS OTHER THAN AS SET FORTH ABOVE OR TRANSMISSION VIA A FACSIMILE NUMBER OTHER THAN AS SET FORTH ABOVE WILL NOT CONSTITUTE VALID DELIVERY.

No Financial Advisor

        No financial advisor has been retained to render, and no financial advisor has rendered, an opinion as to the fairness of the exchange offer to holders of our common stock or to solicit exchanges of common stock for notes.

Exemption from Registration Requirements

        The exchange offer is being made by us in reliance on the exemption from the registration requirements of the Securities Act of 1933 under Section 3(a)(9) of the Securities Act. Section 3(a)(9) provides for an exemption from registration for any security exchanged by an issuer with its existing security holders exclusively where no commission or other remuneration is paid or given directly or indirectly for soliciting such exchange. When securities are exchanged for other securities of an issuer under Section 3(a)(9), the securities received in essence assume the character of the exchanged securities for purposes of the Securities Act. Accordingly, if tendering stockholders tender shares of common stock that are "restricted securities" within the meaning of Rule 144 under the Securities Act, the notes those tendering stockholders receive in exchange therefor will not be freely tradable and any resale would have to comply with applicable exemptions under the securities laws, including Rule 144(k) under the Securities Act. If the shares of common stock tendering stockholders tender are not so "restricted," the notes that those tendering stockholders receive in exchange therefor will be freely tradable.

Payment of Expenses

        The exchange offer is being made by us in reliance on the exemption from the registration requirements of the Securities Act afforded by Section 3(a)(9) thereof. Therefore, we will not pay any commission or other remuneration to any broker, dealer, salesman or other person for soliciting tenders of the shares. However, our regular employees (who will not be additionally compensated therefor) may solicit tenders and will answer inquiries concerning the exchange offer.

        We will pay the Exchange Agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses in connection therewith. We will also pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses incurred by them in forwarding copies of this offering circular and related documents to the beneficial owners of the shares held of record by such persons and in handling or forwarding tenders for their customers.

PURPOSES AND EFFECT OF THE EXCHANGE OFFER

        Our board of directors believes that our financial condition and outlook and current market conditions, including the delisting of our common stock from the New York Stock Exchange and recent trading prices of our common stock, make this an attractive time to reduce our outstanding equity. In the view of our board of directors, the exchange offer will result in a capital structure consistent with our long-term corporate goal of increasing stockholder value.

        One principal purpose of the exchange offer is to reduce our outstanding equity by offering to purchase shares in the exchange offer, thereby offering remaining stockholders the opportunity to own a greater percentage of our common stock. Another principal purpose of the exchange offer is to enhance the liquidity of our stockholders' investment in our common stock by offering our stockholders the opportunity to exchange their common stock for an income producing security ranking senior to our common stock.

        Holders of shares of common stock electing to participate in the exchange offer will realize the following benefits:

  •
  In exchange for their shares, tendering stockholders will receive a debt security with a face amount, taking into account the $1.25 per share exchange offer rate, approximately 64% greater than the closing price of our common stock on June 20, 2003, the last trading day prior to our public announcement of our intention to commence the exchange offer, and on each of the preceding five trading days. However, while the face amount of the notes represents a premium above this closing price, the actual value of the notes will be established by the market and may be greater or less than the face amount.

  •
  The notes will accrue interest at 6% per annum, payable semiannually in cash.

  •
  The notes, although subordinated in right of payment to all of our other existing and future senior indebtedness, represent a claim on our assets senior to any claim of the holders of our common and preferred stock.

        Notwithstanding the benefits to holders of shares of common stock electing to participate in the exchange offer summarized above, holders of shares of common stock contemplating the exchange offer should take into account the following considerations:

  •
  Tendering stockholders receiving notes will relinquish the right to share in any capital appreciation of our common stock.

  •
  We have not applied, and do not intend to apply, to list the notes on a securities exchange or national market system, and therefore, it is unlikely that a liquid trading market will develop for the notes.

  •
  Unlike holders of common stock, holders of the notes will have no rights to vote on matters submitted to our stockholders.

  •
  We have the right to prepay the notes at any time by paying the unpaid principal amount and accrued and unpaid interest on the notes, plus a premium during the first three years.

  •
  Tendering stockholders will not be able to participate in our proposed offering of rights to purchase our series A preferred stock, which is expected to be initiated after the exchange offer.

  •
  Tendering stockholders will be subject to certain tax consequences that may differ from those that would be realized if their shares were sold for cash.

        Additionally, holders of shares of common stock contemplating the exchange offer should consider that we have not retained any financial advisor or investment banking firm to assist us in determining the price and terms of the notes or whether the consideration offered in the exchange offer is adequate to tendering stockholders. We also have not requested any report, opinion or appraisal relating to the fairness of the consideration being offered pursuant to the exchange offer. For a discussion of risk factors that should be taken into account in considering the exchange offer, see "Risk Factors." If the exchange offer is completed, we will hold the shares accepted for exchange as treasury stock.

CAPITALIZATION

        The following table sets forth our capitalization at March 31, 2003 and adjusted to give effect to the exchange offer (but not the private placement of series A preferred stock to our officers and directors that was consummated on June 23, 2003), assuming the maximum number of shares tendered in the exchange offer, as if such exchange had occurred on March 31, 2003 and was valued at $0.76 per share, the closing price of our common stock on June 20, 2003.

The Alpine Group, Inc. and Subsidiaries
Capitalization

	As of March 31, 2003
	Actual	Adjustment	As Adjusted
	(In millions)
6% junior subordinated notes ($10,000,000 face, net of discount)(1)	—	6.1	6.1
Current portion of long-term debt	2.2		2.2
Long-term debt, less current portion	51.7		51.7

Total Debt	53.9	6.1	60.0

Stockholders' equity (deficit):
9% cumulative convertible preferred stock at liquidation value	0.4		0.4
Common stock: $.10 par value; 22,084,694 shares issued at March 31, 2003	2.2		2.2
Capital in excess of par value	165.1		165.1
Accumulated other comprehensive deficit	(11.7)		(11.7)
Accumulated deficit	(892.5)		(892.5)

	(736.6)		(736.6)
Treasury stock	(94.3)	(6.2)	(100.5)
Receivable from stockholders	(0.5)		(0.5)

Total stockholders' equity (deficit)	(831.4)	(6.2)	(837.6)

Total capitalization	(777.5)	(0.1)	(777.6)

(1)
The discount of $3.9 million reflects the difference between the exchange offer rate of $1.25 per share and the $0.76 closing price of our common stock on June 20, 2003.

SELECTED CONSOLIDATED FINANCIAL DATA

        Set forth below are certain selected historical consolidated financial data of us. This information should be read in conjunction with our consolidated financial statements and related notes thereto and Management's Discussion and Analysis of Financial Condition and Results of Operations contained in our Annual Report on Form 10-K for the year ended December 31, 2002, which is incorporated by reference herein. The selected historical consolidated financial data for, and as of the end of, each of the years in the three-year period ended December 31, 2002, for, and as of the end of, the eight months ended December 31, 1999, and for, and as of the end of, each of the fiscal years ended April 30, 1999 and 1998, are derived from our audited consolidated financial statements, and the selected historical consolidated financial data for, and as of the end of, each of the three-month periods ended March 31, 2003 and 2002 are derived from our unaudited consolidated financial statements.

(In millions, except per share data and ratios)

	Year Ended December 31,			Eight Months Ended December 31,	Fiscal Year Ended April 30,(1)		Three Months Ended March 31,
	2002(4)	2001	2000	1999	1999	1998	2003	2002
Statement of Operations Data:
Net sales	$1,402.4	$1,747.3	$2,049.0	$1,376.9	$1,148.1	$518.5	$97.5	$376.8
Cost of goods sold	1,232.6	1,471.4	1,708.9	1,122.6	915.5	419.3	87.8	330.8

Gross profit	169.8	275.9	340.1	254.3	232.6	99.2	9.7	46.0
Selling, general and administrative expenses	142.5	158.5	164.7	102.5	93.9	28.8	11.5	37.9
Restructuring and other charges	36.5	10.7	15.0	4.7	7.3	—	2.6	14.0
Loss on asset sale and impairments	463.7	—	—	—	—	—	—	—
Amortization of goodwill(5)	—	21.2	21.1	13.8	8.4	1.7	—	—

Operating income (loss)	(472.9)	85.5	139.4	133.3	123.0	68.7	(4.3)	(5.9)
Interest expense(6)	(103.1)	(122.2)	(138.5)	(86.7)	(61.1)	(13.2)	(1.2)	(25.7)
Loss on investments in securities	(4.1)	(33.8)	(10.5)	—	—	—	—	—
Other income (expense), net	(1.8)	9.1	6.9	4.7	2.0	4.2	(0.0)	1.6

Income (loss) from continuing operations before income taxes, distributions on preferred securities of subsidiary trust, minority interest, equity in earnings of affiliate, extraordinary items and cumulative effect of accounting change	(581.9)	(61.4)	(2.8)	51.3	63.9	59.7	(5.5)	(29.9)
Benefit (provision) for income taxes(6)	94.6	21.4	(1.1)	(21.1)	(27.6)	(23.9)	2.1	13.6

Income (loss) from continuing operations before distributions on preferred securities of subsidiary trust, minority interest, equity in earnings of affiliate, extraordinary items and cumulative effect of accounting change	(487.3)	(40.0)	(4.0)	30.2	36.3	35.8	(3.4)	(16.3)
Distributions on preferred securities of subsidiary trust	(15.2)	(15.4)	(15.1)	(10.0)	(1.3)	—	—	(4.1)

Income (loss) from continuing operations before minority interest, equity in earnings of affiliate, extraordinary items and cumulative effect of accounting change	(502.5)	(55.3)	(19.1)	20.2	35.0	35.8	(3.4)	(20.5)
Minority interest in (earnings) losses of subsidiaries, net	3.5	17.1	6.1	(11.4)	(18.7)	(20.3)	—	(0.4)
Equity in earnings of affiliate	(0.1)	1.3	1.7	2.2	—	—	1.1	—

Income (loss) from continuing operations before extraordinary items and cumulative effect of accounting change	(499.1)	(36.9)	(11.2)	11.0	16.3	15.5	(2.3)	(20.0)
Income (loss) from discontinued operations(3)	—	5.9	—	35.4	(2.7)	(0.2)	—	—

Income (loss) before extraordinary items and cumulative effect of accounting change	(499.1)	(31.0)	(11.2)	46.4	13.6	15.3	(2.3)	(20.0)
Extraordinary items	12.6	—	—	—	—	—	—	—
Cumulative effect of accounting change	(388.1)	—	—	—	—	—	—	(388.1)

Net income (loss)	$(874.6)	$(31.0)	$(11.2)	$46.4	$13.6	$15.3	$(2.3)	$(408.1)

Income (loss) per share of common stock:
Basic
Income (loss) from continuing operations	$(33.61)	$(2.52)	$(0.77)	$0.74	$0.99	$0.91	$(0.16)	$(1.36)
Income (loss) from discontinued operations	—	0.41	—	2.39	(0.17)	(0.01)	—	—
Extraordinary items	0.85	—	—	—	—	—	—	—
Cumulative effect of accounting change	(26.13)	—	—	—	—	—	—	(26.32)

Net income (loss) per share of common stock	$(58.89)	$(2.12)	$(0.77)	$3.13	$0.82	$0.90	$(0.16)	$(27.68)

Diluted
Income (loss) from continuing operations	$(33.61)	$(2.52)	$(0.77)	$0.67	$0.91	$0.83	$(0.16)	$(1.36)
Income (loss) from discontinued operations	—	0.41	—	2.17	(0.15)	(0.01)	—	—
Extraordinary items	0.85	—	—	—	—	—	—	—
Cumulative effect of accounting change	(26.13)	—	—	—	—	—	—	(26.32)

Net income (loss) per share of common stock	$(58.89)	$(2.11)	$(0.77)	$2.84	$0.76	$0.82	$(0.16)	$(27.68)

Weighted average shares outstanding:
Basic	14.851	14.629	14.779	14.817	16.405	16.986	14.931	14.746
Diluted	14.851	14.629	14.779	16.334	17.887	18.774	14.931	14.746
Ratio of earnings to fixed charges:
Earnings	(474.7)	65.8	140.9	141.0	127.7	73.2	(3.7)	(3.2)
Fixed charges	124.2	141.0	163.4	100.0	64.0	11.1	1.7	30.7
Ratio	(3.82)	0.47	0.86	1.41	1.99	6.60	(2.21)	(0.11)
Deficiency in earnings to meet 1-to-1 ratio	598.9	75.3	22.5				5.4	33.9

Balance Sheet Data (at end of period):
Working capital	$109.5	$113.3	$40.6	$170.0	$247.4	$64.8	$83.8
Total assets	183.1	1,952.2	2,094.4	2,183.6	2,109.0	320.4	155.3
Total long-term debt	72.1	1,269.0	1,284.4	1,338.9	1,302.4	97.1	53.9
Mandatorily redeemable preferred stock	—	136.0	134.9	134.0	133.4	—	—
Total debt, including mandatorily redeemable preferred stock	72.1	1,405.0	1,419.3	1,472.9	1,435.8	97.1	53.9
Preferred stock	0.4	0.4	0.4	0.4	0.4	0.4	0.4
Total stockholders' equity (deficit)	(829.2)	46.1	64.6	95.0	56.4	77.5	(831.4)
Book value per share of common stock	(58.7)	3.3	4.7	6.6	3.7	4.5	(58.8)

(1)
The results of operations include, on a prospective basis, the acquisition of 51% of Cables of Zion United Works, Ltd. by Superior TeleCom Inc. on May 5, 1998, the acquisition of 81% of Essex International Inc. by Superior TeleCom Inc. on November 27, 1998 and the acquisition of the remaining 19% of Essex International Inc. by Superior TeleCom Inc. on March 31, 1999.

(2)
On December 20, 1999, we elected to change our fiscal year end to December 31 from April 30. This change was made effective on December 31, 1999.

(3)
On August 6, 1999, we completed the disposition by merger of our subsidiary Premier Refractories International Inc. The results of operations (including the gain on sale from the disposition of Premier Refractories International Inc.) for this segment have been reflected as discontinued operations for the periods presented. See Note 4 to our consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2002.

(4)
On December 11, 2002, we acquired substantially all of the assets, subject to related accounts payable and accrued liabilities, of Superior TeleCom Inc.'s electrical wire business. Additionally, in connection with the acquisition certain changes were made with respect to our indirect voting interests in Superior TeleCom Inc. such that we no longer controlled Superior TeleCom Inc. Accordingly, effective for periods after December 11, 2002 our investment in Superior TeleCom Inc. is accounted for using the equity method. See Notes 1 and 5 to our consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2002.

(5)
Effective January 1, 2002, we adopted SFAS No. 142 (Business Combinations), which resulted in a change in the accounting treatment for goodwill, effectively eliminating any goodwill amortization.

(6)
Includes reclassification of the historical gains (losses) on extinguishment of debt (and related tax provision) from extraordinary item to interest expense.

CERTAIN PRO FORMA FINANCIAL INFORMATION

        The information set forth below shows the pro forma effects the exchange offer would have had on our adjusted financial condition and results of operations for the year ended December 31, 2002, and the three months ended March 31, 2003, assuming the maximum number of shares had been exchanged on the first day of the respective periods and were valued at $0.76 per share, the closing price of our common stock on June 20, 2003. The information does not give effect to the private placement of series A preferred stock to our officers and directors that was consummated on June 23, 2003.

The Alpine Group, Inc. and Subsidiaries

Unaudited Pro Forma Consolidated Balance Sheets

	As of December 31, 2002
	As reported	Pro forma adjustment	Pro forma
	(in millions)
Current assets
Cash and cash equivalents(1)	$8.1	$(0.1)	$8.0
Accounts receivable, net	62.9		62.9
Inventories, net	81.2		81.2
Other current assets	10.4		10.4

Total current assets	162.6	(0.1)	162.5
Property, plant and equipment, net	15.4		15.4
Long-term investments and other assets	5.1		5.1

Total assets	$183.1	$(0.1)	$183.0

Current liabilities
Current portion of long-term debt	$2.2		$2.2
Accounts payable	16.6		16.6
Accrued expenses	18.9		18.9
Deferred income taxes	15.4		15.4

Total current liabilities	53.1		53.1
Long-term debt, less current portion	69.9		69.9
6% junior subordinated notes(2)	—	6.1	6.1
Deferred income taxes	20.5		20.5
Other long-term liabilities	1.9		1.9

Total liabilities	145.4	6.1	151.5
Accumulated losses in excess of net investment in Superior TeleCom Inc.	865.9		865.9
Warrant	1.0		1.0
Commitments and contingencies
Stockholders' equity (deficit):
9% cumulative convertible preferred stock at liquidation value	0.4		0.4
Common stock, $0.10 par value (22,084,694 shares issued at December 31, 2002)	2.2		2.2
Capital in excess of par value	165.2		165.2
Accumulated other comprehensive deficit	(11.6)		(11.6)
Accumulated deficit	(890.2)		(890.2)

	(734.0)		(734.0)
Treasury stock, at cost (7,963,203 (pro forma 16,039,711) at December 31, 2002)(1)(2)	(94.6)	(6.2)	(100.8)
Receivable from stockholders	(0.6)		(0.6)

Total stockholders' equity (deficit)	(829.2)	(6.2)	(835.4)

Total liabilities and stockholders' equity (deficit)	$183.1	$(0.1)	$183.0

(1)
To reflect estimated cash paid in lieu of fractions of notes for 0.1 million shares of common stock at $1.25 per share.

(2)
To reflect the exchange of $10.0 million principal amount of notes (plus cash in lieu of fractions of notes) for 8.1 million shares of common stock. The carrying value of the notes has been reduced for the assumed discount of $3.9 million upon exchange of the notes for the common stock, which discount will be amortized as interest expense over the life of the notes.

The Alpine Group, Inc. and Subsidiaries

Unaudited Pro Forma Consolidated Balance Sheets

	As of March 31, 2003
	As reported	Pro forma adjustment	Pro forma
	(in millions)
Current assets
Cash and cash equivalents(1)	$5.4	$(0.1)	$5.3
Accounts receivable, net	54.7		54.7
Inventories, net	64.6		64.6
Other current assets	6.0		6.0

Total current assets	130.7	(0.1)	130.6
Property, plant and equipment, net	18.4		18.4
Long-term investments and other assets	6.2		6.2

Total assets	$155.3	$(0.1)	$155.2

Current liabilities
Current portion of long-term debt	$2.2		$2.2
Accounts payable	17.9		17.9
Accrued expenses	15.3		15.3
Deferred income taxes	11.5		11.5

Total current liabilities	46.9		46.9
Long-term debt, less current portion	51.7		51.7
6% junior subordinated notes(2)	—	6.1	6.1
Deferred income taxes	19.3		19.3
Other long-term liabilities	1.9		1.9

Total liabilities	119.8	6.1	125.9
Accumulated losses in excess of net investment in Superior TeleCom Inc.	865.9		865.9
Warrant	1.0		1.0
Commitments and contingencies
Stockholders' equity (deficit):
9% cumulative convertible preferred stock at liquidation value	0.4		0.4
Common stock, $0.10 par value (22,084,694 shares issued at March 31, 2003)	2.2		2.2
Capital in excess of par value	165.1		165.1
Accumulated other comprehensive deficit	(11.7)		(11.7)
Accumulated deficit	(892.6)		(892.6)

	(736.6)		(736.6)
Treasury stock, at cost (7,939,711 (pro forma 16,063,203) at March 31, 2003)(1),(2)	(94.3)	(6.2)	(100.5)
Receivable from stockholders	(0.5)		(0.5)

Total stockholders' equity (deficit)	(831.4)	(6.2)	(837.6)

Total liabilities and stockholders' equity (deficit)	$155.3	$(0.1)	$155.2

(1)
To reflect estimated cash paid in lieu of fractions of notes for 0.1 million shares of common stock at $1.25 per share.

(2)
To reflect the exchange of $10.0 million principal amount of notes (plus cash in lieu of fractions of notes) for 8.1 million shares of common stock. The carrying value of the notes has been reduced for the assumed discount of $3.9 million upon exchange of the notes for the common stock, which discount will be amortized as interest expense over the life of the notes.

The Alpine Group, Inc. and Subsidiaries

Unaudited Pro Forma Statement of Operations

	For the year ended December 31, 2002
	As reported (2), (3)	Pro forma adjustment	Pro forma
	(in millions, except per share data)
Net sales	$1,402.4		$1,402.4
Cost of goods sold	1,232.6		1,232.6

Gross profit	169.8		169.8
Selling, general and administrative expenses	142.5		142.5
Restructuring and other charges	36.5		36.5
Loss on asset sale and impairments	463.7		463.7

Operating loss	(472.9)		(472.9)
Interest expense(1)(2)	(103.1)	(1.2)	(104.3)
Loss on investments in securities	(4.1)		(4.1)
Other expense, net	(1.8)		(1.8)

Loss from continuing operations before income taxes, distributions on preferred securities of subsidiary trust, minority interest, equity in earnings of affiliate, extraordinary items and cumulative effect of accounting change	(581.9)	(1.2)	(583.1)
Benefit from income taxes(3)	94.6	0.5	95.1

Loss from continuing operations before distributions on preferred securities of subsidiary trust, minority interest, equity in earnings of affiliate, extraordinary items and cumulative effect of accounting change	(487.3)	(0.7)	(488.0)
Distributions on preferred securities of subsidiary trust	(15.2)		(15.2)

Loss from continuing operations before minority interest, equity in earnings of affiliate, extraordinary items and cumulative effect of accounting change	(502.5)	(0.7)	(503.2)
Minority interest in losses of subsidiaries, net	3.5		3.5
Equity in net loss of affiliate	(0.1)		(0.1)

Loss from continuing operations before extraordinary items and cumulative effect of accounting change	(499.1)	(0.7)	(499.8)
Extraordinary items	12.6		12.6
Cumulative effect of accounting change for goodwill impairment net of minority interests	(388.1)		(388.1)

Net loss	(874.6)	(0.7)	(875.3)
Preferred stock dividends	—		—

Net loss applicable to common stock	$(874.6)	$(0.7)	$(875.3)

Loss per share of common stock:
Basic
Loss from continuing operations	$(33.61)		$(74.03)
Extraordinary items	0.85		1.86
Cumulative effect of accounting change	(26.13)		(57.49)

Net loss per share of common stock	$(58.89)		$(129.66)

Diluted
Loss from continuing operations	$(33.61)		$(74.03)
Extraordinary items	0.85		1.86
Cumulative effect of accounting change	(26.13)		(57.49)

Net loss per diluted share of common stock	$(58.89)		$(129.66)

Weighted average shares outstanding:(4)
Basic	14.851	(8.100)	6.751

Diluted	14.851	(8.100)	6.751

(1)
Reflects the additional interest ($0.6 million) as if the exchange of the notes for the common stock had occurred on January 1, 2002 and the accretion of the debt discount ($0.555 million) from the date of issuance of the notes to the repayment date.

(2)
The as reported numbers include reclassification of the historical gain on extinguishment of debt ($2.2 million before taxes of $0.8 million) from extraordinary item to interest expense.

(3)
The as reported numbers include reclassification of the historical tax on the gain on extinguishment of debt of $0.8 million from extraordinary item to provision for income taxes.

(4)
Reflects the exchange of the notes (plus cash for fractions of notes) for 8.1 million shares of common stock, which will be accounted for as treasury stock.

The Alpine Group, Inc. and Subsidiaries

Unaudited Pro Forma Statement of Operations

	For the three months ended March 31, 2003
	As reported	Pro forma adjustment	Pro forma
		(in millions, except per share data)
Net sales	$97.5		$97.5
Cost of goods sold	87.8		87.8

Gross profit	9.7		9.7
Selling, general and administrative expenses	11.5		11.5
Restructuring and other charges	2.6		2.6

Operating loss	(4.3)		(4.3)
Interest expense(1)	(1.2)	(0.3)	(1.5)
Other expense, net	(0.0)		(0.0)

Loss from continuing operations before income taxes, equity in earnings of affiliate, extraordinary items and cumulative effect of accounting change	(5.5)	(0.3)	(5.8)
Benefit from income taxes	2.1	0.1	2.2

Loss from continuing operations before equity in earnings of affiliate, extraordinary items and cumulative effect of accounting change	(3.4)	(0.2)	(3.6)
Equity in earnings of affiliate	1.1		1.1

Loss from continuing operations before extraordinary items and cumulative effect of accounting change	(2.3)	(0.2)	(2.5)
Extraordinary items	—		—
Cumulative effect of accounting change	—		—

Net loss	(2.3)	(0.2)	(2.5)
Preferred stock dividends	—		—

Net loss applicable to common stock	$(2.3)	$(0.2)	$(2.5)

Loss per share of common stock:
Basic
Loss from continuing operations	$(0.16)		$(0.37)
Extraordinary items	—		—
Cumulative effect of accounting change	—		—

Net loss per share of common stock	$(0.16)		$(0.37)

Diluted
Loss from continuing operations	$(0.16)		$(0.37)
Extraordinary items	—		—
Cumulative effect of accounting change	—		—

Net loss per diluted share of common stock	$(0.16)		$(0.37)

Weighted average shares outstanding:(2)
Basic	14.931	(8.100)	6.831

Diluted	14.931	(8.100)	6.831

(1)
Reflects the additional interest ($0.15 million) as if the exchange of the notes for the common stock had occurred on January 1, 2003 and the accretion of the debt discount ($0.135 million) from the date of issuance of the notes to the repayment date.

(2)
Reflects the exchange of the notes (plus cash for fractions of notes) for 8.1 million shares of common stock, which will be accounted for as treasury stock.

The Alpine Group, Inc.

Pro Forma Ratio of Earnings to Fixed Charges

	For the year ended December 31, 2002
	As reported	Pro forma adjustment	Pro forma
		(in millions, except ratios)
Earnings	(474.7)		(474.7)
Fixed Charges	124.2	1.2	125.5
Ratio of Earnings to Fixed Charges	(3.82)		(3.78)
Deficiency in earnings to meet 1-to-1 ratio	598.9		600.2

The Alpine Group, Inc.

Pro Forma Ratio of Earnings to Fixed Charges

	For the three months ended March 31, 2003
	As reported	Pro forma adjustment	Pro forma
		(in millions, except ratios)
Earnings	(3.7)		(3.7)
Fixed Charges	1.7	0.3	2.0
Ratio of Earnings to Fixed Charges	(2.21)		(1.88)
Deficiency in earnings to meet 1-to-1 ratio	5.4		5.7

PRICE RANGE OF COMMON STOCK

Market Information

        Trading in our common stock was suspended by the New York Stock Exchange on July 10, 2002 and our common stock was subsequently delisted. Our common stock is currently traded on the OTC Bulletin Board under the symbol "ALPG." The following table sets forth the range of high and low daily closing sales prices for our common stock for the periods set forth below.

	High	Low
Year Ending December 31, 2003
First Quarter	$0.77	$0.49
Second Quarter (through June 20, 2003)	0.80	0.52
Year Ended December 31, 2002
First Quarter	$1.70	$1.15
Second Quarter	1.60	1.07
Third Quarter	1.10	0.35
Fourth Quarter	0.75	0.46
Year Ended December 31, 2001
First Quarter	$2.89	$1.75
Second Quarter	2.00	1.50
Third Quarter	2.10	1.63
Fourth Quarter	1.80	1.25

Holders

        As of June 18, 2003, there were 1,472 record holders (exclusive of beneficial owners of shares held in street name or other nominee form) of our common stock.

Dividends

        We have no recent history of paying cash dividends and do not intend to declare cash dividends on our common stock in the foreseeable future. Any payment of future cash dividends on our common stock will be dependent upon our earnings, financial requirements and other factors, including contractual obligations.

BUSINESS

General

        The Alpine Group, Inc. is an industrial holding company which over the past five years has held major investments in industrial manufacturing companies. We currently own 100% of the common equity interest of Alpine Holdco Inc. Alpine Holdco, through its wholly-owned subsidiaries, engages in the manufacture and sale of electrical wire and cable, and communications and other electronic products.

        We also currently own a 48.9% common equity interest in Superior TeleCom Inc., which we refer to as "Superior," one of the largest wire and cable manufacturers in North America, and over the past five years we have owned substantial equity interests in PolyVision Corporation and Premier Refractories International Inc. In August 1999, we sold our common equity interest in Premier to the Cookson Group, plc, a diversified materials company traded on the London Stock Exchange, and in November 2001 we sold our common and preferred stock interest in PolyVision to Steelcase Inc., a major manufacturer of office furniture and integrated office environment products.

        On December 11, 2002, through Alpine Holdco, we acquired the following assets and securities from Superior: (1) substantially all of the assets, subject to related accounts payable and accrued liabilities, of Superior's electrical wire business, which is currently owned and operated by Essex Electric Inc., a newly formed, wholly-owned subsidiary of Alpine Holdco; (2) all of the outstanding shares of capital stock of DNE Systems, Inc., a manufacturer of multiplexers and other communications and electronic products; and (3) all of the outstanding shares of capital stock of Texas SUT Inc. and Superior Cable Holdings (1997) Ltd., which together own approximately 47% of Superior Cables Ltd., the largest Israeli-based producer of wire and cable products, which we sometimes refer to as "Superior Israel." The aggregate purchase price was approximately $85 million in cash plus the issuance of a warrant to Superior to purchase 19.9% of the common stock of Essex Electric. We sometimes refer to this acquisition as the "Electrical Acquisition."

        Prior to December 11, 2002, our operations include the consolidated results of Superior and Superior's then majority owned subsidiary Superior Cables Ltd. As a result of the vesting of certain Superior restricted stock grants in 2002, our common equity ownership in Superior declined from 50.2% at December 31, 2001 to 48.9%. Notwithstanding the decline in our direct equity ownership in Superior, we had a controlling interest in Superior based on our additional indirect equity ownership position, including certain common share voting interests deemed to be controlled by us. In connection with the Electrical Acquisition, certain changes were made with respect to our indirect voting interests such that we no longer controlled Superior. Accordingly, effective for periods after December 11, 2002, Superior Israel, in which we, as a result of the Electrical Acquisition, now have an indirect 47% equity interest, and Superior are accounted for under the equity method and are no longer consolidated with us.

        On March 3, 2003, Superior and its U.S. subsidiaries filed voluntary petitions for relief under Chapter 11 of the United States Bankruptcy Code. Superior is developing a restructuring strategy in consultation with certain of its existing lenders under its senior credit facility that would include, among other things, the elimination and conversion into equity of a significant amount of debt resulting in a substantial deleveraging of Superior's capital structure. Superior's stockholders, including us, will not receive any distribution under this contemplated restructuring strategy. Superior hopes to obtain the requisite approvals for a plan of reorganization. However, there can be no assurance that such approval will be obtained, that the final restructuring and reorganization plan will contain the terms of Superior's current strategy or that such plan will be confirmed by the bankruptcy court or consummated. If the restructuring strategy is approved and confirmed by the bankruptcy court, our equity interest in Superior will be eliminated as Superior's stockholders, including us, would not receive any distributions for their equity interests.

        With the sale of Premier and PolyVision and following the Electrical Acquisition, our principal operations at December 31, 2002 consist of the electrical business previously constituting Superior's Electrical Group, the operations of DNE Systems, Inc., and our equity method investments in Superior and Superior Israel. Our operations for 2002 include the consolidated operations of Superior through December 11, 2002 and the continuing operations of the businesses acquired in the Electrical Acquisition for the period subsequent to December 11, 2002.

        We were incorporated in New Jersey on May 7, 1957 and reincorporated in Delaware on February 3, 1987.

        Our principal executive office is located at One Meadowlands Plaza, East Rutherford, New Jersey 07073, and our telephone number is (201) 549-4400.

DESCRIPTION OF CAPITAL STOCK

General

        The following descriptions of certain terms of our common stock, preferred stock, series A cumulative convertible preferred stock, 9% cumulative convertible senior preferred stock and 9% cumulative convertible preferred stock are intended as summaries only, and are qualified in their entirety by reference to the complete text of our certificate of incorporation.

Common Stock

        We are authorized to issue 25,000,000 shares of common stock. The holders of our common stock are entitled to one vote per share on all matters to be voted upon by the stockholders. Subject to the prior rights of the series A cumulative convertible preferred stock, the 9% cumulative convertible senior preferred stock and the 9% cumulative convertible preferred stock, and other series or classes hereafter authorized of our preferred stock having superior or pari passu dividend rights to our common stock, the holders of common stock are entitled to receive such lawful dividends as may be declared by our board of directors. In the event of our liquidation, dissolution or winding up, subject to the prior rights of the series A preferred stock, the 9% senior preferred stock and the 9% preferred stock and any other series or classes of preferred stock hereinafter authorized having superior or pari passu liquidation rights to our common stock, the holders of common stock are entitled to share ratably in all of our assets available for distribution to our stockholders. There are no redemption or sinking fund provisions applicable to our common stock. All of the outstanding shares of common stock are, and all of the shares of common stock issuable upon conversion of the series A preferred stock, the 9% senior preferred stock and the 9% preferred stock, upon issuance in accordance with their respective terms, will be, validly issued, fully paid and non-assessable. Holders of our common stock do not have preemptive rights.

Preferred Stock

        General.    We are authorized to issue 500,000 shares of preferred stock, of which 8,287 shares of series A preferred stock, 250 shares of 9% senior preferred stock and 177 shares of 9% preferred stock are issued and outstanding. Subject to certain restrictions described below, our board of directors, without further stockholder approval, has the authority to issue, at any time and from time to time, the preferred stock as preferred stock of any series and, in connection with the creation of each such series, to fix the number of shares of such series and the powers, designations, preferences, rights, qualifications, limitations and restrictions of such series to the full extent now or hereafter permitted by the laws of Delaware.

  Series A Cumulative Convertible Preferred Stock

        Dividends.    Subject to certain limitations, holders of shares of the series A preferred stock are entitled to receive, when, as and if declared by the board of directors out of our funds legally available for payment, cash dividends at an annual rate of $30.40 per share. The series A preferred stock has priority as to dividends over our common stock and any other series or class of our stock hereinafter authorized which ranks junior as to dividends to the series A preferred stock. The 9% senior preferred stock and the 9% preferred stock have priority as to dividends over the series A preferred stock.

        Liquidation Rights.    In case of our voluntary or involuntary liquidation, dissolution or winding up, after the payment of the liquidation preference in respect of the 9% senior preferred stock and 9% preferred stock, holders of shares of series A preferred stock will be entitled to receive the liquidation price of $380.00 per share, plus an amount equal to (a) if the liquidation, dissolution or winding up occurs prior to December 31, 2007, all dividends that would be payable on a share of series A preferred stock from the date of liquidation, dissolution or winding up through December 31, 2007 and

(b) any accrued and unpaid dividends to the payment date, before any payment or distribution is made to the holders of common stock or any other series or class of our stock which ranks junior as to liquidation rights to the series A preferred stock, subject to certain exceptions. The 9% senior preferred stock and the 9% preferred stock have priority as to the payment of a liquidation preference over the series A preferred stock. The holders of series A preferred stock and all series or classes of our stock hereafter issued which rank on a parity as to liquidation rights with the series A preferred stock are entitled to share ratably, in accordance with the respective preferential amounts payable on such stock, in any distribution (after payment of the liquidation of any stock which ranks senior as to liquidation rights to the series A preferred stock) which is not sufficient to pay in full the aggregate of the amounts payable thereon. After payment in full of the liquidation price of the shares of the series A preferred stock, plus (a) if the liquidation, dissolution or winding up occurs prior to December 31, 2007, all dividends that would be payable on a share of series A preferred stock from the date of liquidation, dissolution or winding up through December 31, 2007 and (b) accrued but unpaid dividends to the payment date, the holders of such shares will not be entitled to any further participation in any distribution of our assets.

        Voting Rights.    The holders of the series A preferred stock are entitled to vote their shares on an as-converted basis together with our common stock.

        In addition, so long as any shares of the series A preferred stock are outstanding, we will not, without the affirmative vote or consent of the holders of at least a majority of the outstanding shares of the series A preferred stock, voting as a class, issue any capital stock ranking senior to the series A preferred stock or amend, alter or repeal our certificate of incorporation if the amendment, alteration or repeal materially and adversely affects the powers, preferences or special rights of the series A preferred stock. However, any increase in our authorized preferred stock or the creation and issuance of any other capital stock ranking on a parity with or junior to the series A preferred stock will not be deemed to materially and adversely affect such powers, preferences or special rights. In addition, holders of a majority of the outstanding shares of series A preferred stock must approve any merger or consolidation involving us or any sale or other disposition of all or substantially all of our assets.

        Mandatory Offer of Redemption Upon Change of Control.    In the event that we experience a change of control, we will, subject to certain limitations, offer to redeem all of the then outstanding shares of series A preferred stock at a cash redemption price per share equal to $380.00, plus an amount per share in cash equal to (i) all dividends on the series A preferred stock accrued and unpaid on such share and (ii) if the change of control occurs prior to December 31, 2007, all dividends on the series A preferred stock that would be payable thereon from the redemption date through December 31, 2007.

        Mandatory Redemption.    On December 31, 2009 and on the last day of every calendar quarter thereafter until all outstanding shares of series A preferred stock have been redeemed, we will redeem for cash 1/12th of the shares of series A preferred stock outstanding on the first such redemption date at $380.00 per share, plus an amount per share in cash equal to all dividends accrued and unpaid on such share to the date fixed for redemption.

        Conversion at Option of the Holders.    At any time after the earlier to occur of (a) the consummation of the first public offering to our stockholders of rights to purchase shares of the series A preferred stock pursuant to an effective registration statement filed under the Securities Act and (b) March 31, 2004, and prior to the conversion termination date (as described in the next sentence), the holders of series A preferred stock may convert their shares of series A preferred stock into common stock at a specified conversion rate (691 shares of common stock for each share of series A preferred stock), subject to adjustment in the event of stock splits, stock dividends, recapitalizations, mergers and the like. The conversion termination date means the close of business on the earlier to occur of: (1) the date which is 10 days preceding the date fixed for the redemption of shares of series A preferred stock if there is no default in payment of the change of control redemption price and (2) December 21, 2009.

        Conversion at Our Option.    After the earlier to occur of (a) the consummation of the first public offering to our stockholders of rights to purchase shares of the series A preferred stock pursuant to an effective registration statement filed under the Securities Act and (b) March 31, 2004, we may cause the series A preferred stock to be converted into common stock if the common stock is then listed on the New York Stock Exchange or the American Stock Exchange or is traded in the Nasdaq National Market System and the average closing price of a share of common stock, for any 20 consecutive trading days, equals or exceeds 300% of the conversion price then in effect (currently $0.55). We must notify holders of any mandatory conversion within 15 days after the end of the 20-day trading period.

  9% Cumulative Convertible Senior Preferred Stock

        Dividends.    Subject to certain limitations, holders of shares of the 9% senior preferred stock are entitled to receive, when, as and if declared by the board of directors out of our funds legally available for payment, cash dividends at an annual rate of $90 per share. The 9% senior preferred stock has priority as to dividends over our common stock, the series A preferred stock, the 9% preferred stock and any other series or class of our stock hereafter authorized which ranks junior as to dividends to the 9% senior preferred stock.

        Liquidation Rights.    In case of our voluntary or involuntary liquidation, dissolution or winding up, holders of shares of the 9% senior preferred stock will be entitled to receive the liquidation price of $1,000 per share, plus an amount equal to any accrued and unpaid dividends to the payment date, before any payment or distribution is made to the holders of common stock, the series A preferred stock, the 9% preferred stock or any other series or class of our stock hereafter authorized which ranks junior as to liquidation rights to the 9% senior preferred stock, subject to certain exceptions. The holders of the 9% senior preferred stock and all series or classes of our stock hereafter issued which rank on a parity as to liquidation rights with the 9% senior preferred stock are entitled to share ratably, in accordance with the respective preferential amounts payable on such stock, in any distribution (after payment of the liquidation of any stock which ranks senior as to liquidation rights to the 9% senior preferred stock) which is not sufficient to pay in full the aggregate of the amounts payable thereon. After payment in full of the liquidation price of the shares of the 9% senior preferred stock, the holders of such shares will not be entitled to any further participation in any distribution of our assets.

        Voting Rights.    The holders of the 9% senior preferred stock are entitled to 100 votes per share and vote their shares together with the holders of our common stock.

        In addition, so long as any shares of the 9% senior preferred stock are outstanding, we will not, without the affirmative vote or consent of the holders of at least 66 2/3% of the outstanding shares of the 9% senior preferred stock, voting as a class: (1) amend any of the principal terms of the 9% senior preferred stock; (2) authorize, create, issue or sell any capital stock ranking senior to, on a parity with, the 9% senior preferred stock as to dividend or liquidation rights; or (3) merge or consolidate with any other entity or sell or otherwise transfer all or substantially all of our assets.

        Redemption at Our Option.    We may, at our option, redeem the 9% senior preferred stock for $1,000 per share if the closing price of a share of our common stock, for any 30 trading days within a period of 45 consecutive trading days, shall have equaled or exceeded 140% of the prevailing conversion price of the 9% senior preferred stock. There is no mandatory redemption or sinking fund obligation with respect to the 9% senior preferred stock.

        Conversion Rights.    The holders of the 9% senior preferred stock are entitled at any time to convert their shares of 9% senior preferred stock into common stock at a specified conversion rate (currently 126.6 shares of common stock), subject to adjustment in the event of issuances by us of common stock at prices below the prevailing conversion price and stock splits, stock dividends, recapitalizations, mergers and the like.

  9% Cumulative Convertible Preferred Stock

        Dividends.    Subject to certain limitations, holders of shares of the 9% preferred stock are entitled to receive, when, as and if declared by the board of directors out of our funds legally available for payment, cash dividends at an annual rate of $.09 per share. The 9% preferred stock has priority as to dividends over our common stock, the series A preferred stock and any other series or class of our stock hereafter authorized which ranks junior as to dividends to the 9% preferred stock. The 9% preferred stock is junior to the 9% senior preferred stock as to dividends.

        Liquidation Rights.    In case of our voluntary or involuntary liquidation, dissolution or winding up, holders of shares of the 9% preferred stock will be entitled to receive the liquidation price of $1.00 per share, plus an amount equal to any accrued and unpaid dividends to the payment date, before any payment or distribution is made to the holders of common stock, the series A preferred stock or any other series or class of our stock hereafter authorized which ranks junior as to liquidation rights to the 9% preferred stock, subject to certain exceptions. The 9% preferred stock is junior to the 9% senior preferred stock as to liquidation preference. The holders of the 9% preferred stock and all series or classes of our stock hereafter issued which rank on a parity as to liquidation rights with the 9% preferred stock are entitled to share ratably, in accordance with the respective preferential amounts payable on such stock, in any distribution (after payment of the liquidation of any stock which ranks senior as to liquidation rights to the 9% preferred stock) which is not sufficient to pay in full the aggregate of the amounts payable thereon. After payment in full of the liquidation price of the shares of the 9% preferred stock, the holders of such shares will not be entitled to any further participation in any distribution of our assets.

        Voting Rights.    The holders of the 9% preferred stock are not entitled to any voting rights, except as required by Delaware law.

        Redemption at Our Option.    We may, at our option, redeem the 9% preferred stock for $1.00 per share at any time. There is no mandatory redemption or sinking fund obligation with respect to the 9% preferred stock.

        Conversion Rights.    The holders of the 9% preferred stock are entitled at any time to convert their shares of 9% preferred stock into common stock at a specified conversion rate (currently 12 shares of 9% preferred stock into 105.5 shares of common stock), subject to adjustment in the event of stock splits, stock dividends, recapitalizations, mergers and the like.

Stockholder Rights Plan

        Under our stockholder rights plan, which was last amended in March 2003, one preferred share purchase right is attached to each share of our common stock pursuant to which the holder will, in certain takeover-related circumstances, become entitled to purchase from us one one-hundredth of a share of series A junior participating preferred stock at a price of $75.00, subject to adjustment, with each share having substantially the rights and preferences of 100 shares of common stock. The rights will separate from the common stock after a person or entity or group of affiliated or associated persons, which we refer to as an "acquiring person" (other than Steven S. Elbaum, our chairman and chief executive officer, unless he acquires beneficial ownership of more than 40% of our outstanding common stock), acquire, or commence a tender offer that would result in a person or group acquiring, beneficial ownership of 15% or more of our outstanding common stock. Grants of stock options and restricted stock by our board of directors (and its committees) to our officers, including under contractual commitments, will not, by itself, cause an officer to become an acquiring person under the stockholder rights plan. Also, in certain takeover-related circumstances, each right (other than those held by an acquiring person) will be exercisable for shares of our common stock or stock of the acquiring person having a market value of twice the exercise price. Once certain triggering events have occurred to cause the rights to become exercisable, each right may be exchanged by us for one share of common stock. We may redeem the rights at any time, prior to the time that a person becomes an acquiring person, before their expiration on February 17, 2009 at a redemption price of $0.01 per right. There are 200,000 shares of series A junior participating preferred stock reserved for issuance under our stockholder rights plan.

Delaware Business Combination Statute

        Section 203 of the Delaware General Corporation Law prohibits a Delaware corporation from engaging in a wide range of specified transactions with any interested stockholder, defined to include, among others, any person or entity who in the last three years obtained 15% or more of any class or series of stock entitled to vote in the election of directors, unless, among other exceptions, the transaction is approved by (1) the board of directors prior to the date the interested stockholder obtained such status or (2) the holders of two-thirds of the outstanding shares of each class or series of stock entitled to vote generally in the election of directors, not including those shares owned by the interested stockholder. By virtue of our decision not to elect out of the statute's provisions, the statute applies to us. The statute could prohibit or delay the accomplishment of mergers or other takeovers or changes in control attempts with respect to us and, accordingly, may discourage attempts to acquire us.

EXECUTIVE OFFICER AND DIRECTOR BENEFICIAL OWNERSHIP

        As of June 23, 2003, there were issued and outstanding 15,410,630 shares of our common stock and 8,287 shares of our series A preferred stock. The following table contains information as of that date regarding the number of shares of common stock and series A preferred stock beneficially owned by each of our executive officers and directors and by all executive officers and directors as a group. None of our executive officers and directors owns any shares of our 9% cumulative convertible senior preferred stock or 9% cumulative convertible preferred stock. The information contained herein is based on information provided by such beneficial owners to us or contained in publicly filed documents with the SEC.

Name and Address of Beneficial Owner(1)	Number of Shares of Common Stock(2)		Percent of Class(2)	Number of Shares of Series A Preferred Stock		Percent of Class
Steven S. Elbaum	2,354,239	(3)	15.3%	4,426	(4)	53.4%
Bragi F. Schut	627,358	(5)	4.1	322	(4)	3.9%
K. Mitchell Posner	100,000	(6)	*	1,316		15.9%
Kenneth G. Byers, Jr.	535,855	(7)	3.5	500		6.0%
John C. Jansing	315,471	(8)	2.0	620		7.5%
James R. Kanely	204,457	(9)	1.3	400		4.8%
Randolph Harrison	58,481	(10)	*	265		3.2%
David A. Owen	20,000	(6)	*	80		*
Harold M. Karp	20,437	(11)	*	53		*

All executive officers and directors as a group	4,064,509	(12)	26.1	7,982		96.3%

*
Less than one percent

(1)
The address of each beneficial owner is c/o The Alpine Group, Inc., One Meadowlands Plaza, East Rutherford, New Jersey 07073.

(2)
Does not include shares of common stock issuable upon conversion of shares of series A preferred stock, because the series A preferred stock is not currently convertible into shares of common stock. The holders of the series A preferred stock are entitled to vote their shares on an as-converted basis, together with our common stock. Accordingly, our directors and executive officers have combined voting power, giving effect to both their interests in our common stock and series A preferred stock, as follows: Mr. Elbaum—4,746,580 votes or 22.5%; Mr. Schut—678,071 votes or 3.2%; Mr. Posner—1,009,356 votes or 4.8%; Mr. Byers—881,355 votes or 4.2%; Mr. Jansing—743,891 votes or 3.5%; Mr. Kanely—480,857 votes or 2.3%; Mr. Harrison—241,596 votes or 1.1%; Mr. Owen—75,280 votes or less than 1%; Mr. Karp—57,060 votes or less than 1%; and all executive officers and directors as a group—9,580,071 votes or 45.0%.

(3)
Includes (i) 1,262 shares owned by Mr. Elbaum's wife as custodian for their son, as to which shares Mr. Elbaum disclaims beneficial ownership and (ii) 236,051 shares of restricted stock. An aggregate of 86,051 shares of such restricted stock and 579,974 shares received upon exercise of certain stock options have been credited to Mr. Elbaum's account under our Deferred Stock Account Plan, which provides that such shares shall be voted by action of our board of directors. An additional 51,844 shares of restricted stock and 178,373 shares received upon exercise of certain stock options have been credited to the accounts of certain of our other officers and employees under the Deferred Stock Account Plan, which provides that Mr. Elbaum has the sole power to vote such shares, and such shares are accordingly included in Mr. Elbaum's total. Mr. Elbaum's stock options, which were reported in our Annual Report on Form 10-K/A for the year ended December 31, 2002, have been cancelled.

        Does not include the issuance of an aggregate of 403,226 shares of common stock to Mr. Elbaum pursuant to his employment agreement with Alpine, which, as previously reported, was amended on January 3, 2003 to provide that Mr. Elbaum's base salary for 2003 of $621,920 would be paid in a combination of cash and common stock based on the closing price on January 3, 2003. Specifically, the first 60% of Mr. Elbaum's base salary is payable in cash and the remaining 40% will be paid in such shares of common stock. The agreement provides that the shares of common stock will be credited to Alpine's Deferred Stock Account Plan immediately following the date on which Mr. Elbaum receives the final installment of the cash portion of his salary, but in no event earlier than July 3, 2003. Such shares of common stock will be fully vested and will be deferred for a period of five years. Under the terms of the Deferred Stock Account Plan, Mr. Elbaum will be entitled to a matching contribution in shares of common stock equal to 25% of the shares that are deferred for a three-year period and an additional 25% of the shares that are deferred for the full five-year period.

(4)
Includes in the case of Mr. Elbaum, and excludes in the case of Mr. Schut, 1,052 shares owned by a limited liability company, in which Messrs. Elbaum and Schut are the sole members. Mr. Elbaum has an economic interest in 574 of such shares, and Mr. Schut has an economic interest in 478 of such shares, but Mr. Elbaum, as sole manager of such limited liability company, has sole voting and dispositive power with respect to all such shares. In addition, the other shares of series A preferred stock beneficially owned by Mr. Elbaum are either held directly by Mr. Elbaum or through family-owned entities.

(5)
Includes (i) 12,350 shares owned by Mr. Schut's wife, as to which shares Mr. Schut disclaims beneficial ownership, (ii) 24,050 shares issuable upon exercise of certain stock options and (iii) 27,492 shares of restricted stock. An aggregate of 24,240 shares of such restricted stock and 147,549 shares received upon exercise of certain stock options have been credited to Mr. Schut's account under the Deferred Stock Account Plan, which provides that Steven S. Elbaum has the sole power to vote such shares. Stock options held by Mr. Schut to purchase a total of 326,397 shares, which were reported in our Annual Report on Form 10-K/A for the year ended December 31, 2002, have been cancelled.

(6)
Shares of restricted stock.

(7)
Includes (i) 39,409 shares owned by Byers Engineering Company, of which Mr. Byers is the president and sole shareholder and (ii) 9,653 shares issuable upon exercise of certain stock options.

(8)
Includes 96,032 shares of restricted stock.

(9)
Includes (i) 126,443 shares issuable upon exercise of certain stock options, (ii) 6,260 shares held in the Superior Telecommunications Inc. 401(k) Plan and (iii) 138 shares owned by Mr. Kanely's wife, as to which shares Mr. Kanely disclaims beneficial ownership.

(10)
Includes 1,320 shares issuable upon exercise of certain stock options.

(11)
Includes 20,000 shares of restricted stock.

(12)
Includes (i) 161,466 shares issuable upon exercise of certain stock options, (ii) 527,179 shares of restricted stock and (iii) 13,750 shares as to which the officers and directors disclaim beneficial ownership.

Recent Stock Awards

        On June 20, 2003, the executive compensation and organization committee of our board of directors approved the grant of stock options and restricted common stock to certain of our employees and management. Among the grants were the following to our executive officers: Mr. Elbaum—options to purchase 450,000 shares and 150,000 shares of restricted stock; Mr. Posner—options to purchase 300,000 shares and 100,000 shares of restricted stock; Mr. Owen—options to purchase 55,000 shares and 20,000 shares of restricted stock; and Mr. Karp—options to purchase 125,000 shares and 20,000 shares of restricted stock. The exercise price of the options is $0.76, the closing price of our common stock on the date of grant. The options and restricted stock vest in equal installments on each of the first three anniversaries of the date of grant, and the options expire on the tenth anniversary of the date of grant. In addition, all of Mr. Elbaum's formerly outstanding stock options were cancelled.

DESCRIPTION OF NOTES

General

        We will issue the notes under an indenture between us, as issuer, and American Stock Transfer & Trust Company, as trustee. The terms of the notes include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939, as amended, or the Trust Indenture Act, but only to the extent that the indenture is hereafter qualified thereunder. The following summary of select provisions of the indenture does not purport to be complete and is qualified in its entirety by reference to the indenture, including the definitions in the indenture of some of the terms used below.

        The notes are limited in aggregate principal amount to $10,000,000. The debentures will be issued in denominations of $50 and integral multiples of $50.

        The notes are our general unsecured obligations and rank behind in right of payment to all current and future indebtedness (including, without limitation, Senior Debt (as defined in "—Priority of Payment" below)) of Alpine other than trade payables, with which the notes rank pari passu.

        We may redeem the notes at our option at any time, in whole or in part, at the redemption prices, as more fully described in "—Optional Redemption" below. The notes are also subject to mandatory redemption at the redemption prices and on the redemption dates, as more fully described in "—Mandatory Redemption" below. Except in connection with of a mandatory redemption or redemption relating to a change of the control offer, there is no sinking fund for the notes.

        The indenture contains a provision that would require that we repurchase the notes upon a change in control (as defined in "—Redemption Upon Change of Control" below).

        The indenture does not contain any provision that would restrict us or any of our subsidiaries from, among other things, creating or assuming additional debt, liens, making guarantees, declaring or paying dividends, making capital expenditures, acquiring other assets or businesses or entering into sale and lease-back transactions. In addition, the indenture does not contain any financial ratios or specified levels of net worth or liquidity to which we or our subsidiaries must adhere. Accordingly, the indenture does not generally contain provisions that afford holders of notes protection in the event of a highly leveraged or other transaction involving Alpine that may adversely affect holders of Notes.

        No application will be made to list the notes on any exchange or trading market.

Principal, Maturity and Interest

        The notes are being issued in an aggregate principal amount of $10,000,000 and will mature on December 31, 2010. Each note will bear interest at the rate of 6.0% per annum. We will pay interest on the notes semi-annually in arrears on each December 31 and June 30, beginning December 31, 2003.

        Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months. If a payment date is not a business day, payment may be made on the next succeeding day that is a business day, and no interest will accrue for the intervening period. Principal of and interest and premium, if any, on the notes will be payable at our office or agency maintained for this purpose within New York City or, at our option, payment of interest on the notes may be made by check mailed to the holders of the notes at their respective addresses set forth in the register of holders of notes. Until we otherwise designate, our office or agency in New York City will be the office of the trustee maintained for this purpose. The trustee initially will be a paying agent and registrar under the indenture. We may act as paying agent or registrar under the indenture.

Mandatory Redemption

        Subject to the limitations described under "—Priority of Payment" below, we are required to make mandatory redemption payments prior to the maturity of the notes. Commencing June 30, 2007 and semiannually thereafter until and including final maturity of the notes on December 31, 2010, we will be required to redeem at par an amount of notes equal to one-eighth (1/8th) of the aggregate principal amount of the notes outstanding on each such mandatory redemption date, plus accrued and unpaid interest on the notes to, but not including, such redemption dates. Alpine is also required to redeem the notes upon the occurrence of an event of default under the indenture at the same redemption price that would be applicable if such redemption was being effected as described in "—Optional Redemption" below. The notes are not subject to the operation of any purchase, retirement or sinking fund arrangement except as described herein and under "—Redemption Upon Change of Control" below.

Optional Redemption

        Subject to the limitations described under "—Priority of Payment" below, we may redeem the notes at our option and in accordance with the provisions of the indenture, at any time, in whole or in part, on giving not less than 30 nor more than 60 days' notice prior to the maturity date at the applicable redemption price (expressed as a percentage of principal amount at stated maturity) in effect during the periods specified below:

Applicable Period	Percentage
Issue Date of notes through and including December 31, 2004	103.00%
January 1, 2005 through and including December 31, 2005	102.00%
January 1, 2006 through and including December 31, 2006	101.00%
and thereafter	100.00%;

plus, in all of the above cases, accrued and unpaid interest on the notes to, but not including, the applicable redemption date.

        As used in the above description, the term "Issue Date" means the date on which the notes are first issued. We refer you to the indenture for a full description of other terms used herein for which no definition is provided.

Redemption Upon Change of Control

        In the event of a Change of Control, as defined below, we will, to the extent of funds legally available therefor and subject to the limitations described under "—Priority of Payment" below, offer to redeem all of the notes that are then due or become due as a result of the Change of Control at a purchase price in cash equal to the redemption price that would then be applicable to an optional redemption of the notes as more fully described in "—Optional Redemption" above, plus accrued and unpaid interest to the date of purchase. On or after the date fixed for redemption, you may elect to accept the offer by surrendering your notes to the agent coordinating the redemption at which time you will be entitled to receive payment of the purchase price.

        The following are definitions of some terms used in the above description. We refer you to the indenture for a full description of all of these terms, as well as any other terms used herein for which no definition is provided.

        "Affiliate" of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, "control" when used with respect to any specified Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of Voting Stock, by contract, or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

        "Change of Control" means the occurrence of any of the following events:

          (A) any "person" or "group" (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), other than Steven S. Elbaum or his Affiliates (the "Permitted Holders"), becomes the "beneficial owner" (as defined in Rules 13(d)-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of the total outstanding Voting Stock of Alpine;

          (B) Alpine consolidates with, or merges with or into, another entity or conveys, transfers, leases or otherwise disposes of all or substantially all of its assets to any person or entity, or any entity consolidates with, or merges with or into, Alpine, in any such event pursuant to a transaction in which the outstanding Voting Stock of Alpine is converted into or exchanged for cash, securities or other property, other than any such transaction where the outstanding Voting Stock of Alpine is not converted or exchanged at all (except to the extent necessary to reflect a change in the jurisdiction of incorporation of Alpine); or

          (C) during any consecutive two-year period, individuals who at the beginning of such period constituted the Board of Directors (together with any new directors whose election by the Board of Directors or whose nomination for election by the stockholders of Alpine was approved by (x) a vote of at least a majority of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved (as described in this clause (x) or in the following clause (y)) or (y) the Permitted Holders) cease for any reason to constitute a majority of the Board of Directors then in office.

        "Exchange Act" means the U.S. Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.

        "Person" means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization, or government, or any agency or political subdivision thereof.

        "Voting Stock" means, as applied to any Person, capital stock (or other interests, including partnership or membership interests) of any class or classes (however designated), the outstanding shares (or other interests) of which have, by the terms thereof, ordinary voting power to elect a majority of the members of the board of directors (or other governing body) of such Person, other than stock (or other interests) having such power only by reason of the happening of a contingency.

Events of Default and Remedies

        The indenture provides that the occurrence of any of the following events from the date of issuance of the notes constitutes an event of default under the indenture and the notes:

  •
  our failure to make any payment, when due, of principal of or premium, if any, on the notes;

  •
  our failure to make any payment, when due, of interest on the notes for 30 days;

  •
  our failure to observe or perform any of our other covenants or warranties under the indenture for the benefit of the holders of the notes that continues for 90 days after written notice is given to us; and

  •
  certain events of bankruptcy, insolvency or reorganization with respect to us.

        If any event of default (other than an event of default relating to certain events of bankruptcy, insolvency or reorganization) occurs and is continuing, then either the trustee or the holders of a majority in aggregate principal amount of the outstanding notes may declare the principal of and interest on the outstanding notes to be immediately due and payable. If an event of default relating to certain events of bankruptcy, insolvency or reorganization occurs, the principal of and interest on all the notes as of the date of such event of default will become immediately due and payable without any declaration or other act on the part of the trustee or the holders of the notes. However, at any time before a judgment or decree for payment of the money due has been obtained by the trustee as provided in the indenture, declarations of acceleration may be rescinded and past defaults may be waived by the holders of a majority in aggregate principal amount of the outstanding notes, with certain exceptions, as described below.

        The indenture requires the trustee to give to the holders of the notes notice of all uncured defaults known to the trustee within 90 days after the occurrence of such default (the term "default" used here includes the events of default summarized above, exclusive of any grace period or requirement that notice of default be given); provided, however, that except in the case of a default in the payment of principal of or interest or premium, if any, on the outstanding notes, the trustee will be protected in withholding such notice if it in good faith determines that the withholding of such notice is in the interest of the holders of the outstanding notes.

        No holder of any notes may institute any action under the indenture unless and until:

  •
  such holder has given the trustee written notice of a continuing event of default;

  •
  the holders of a majority in aggregate principal amount of the outstanding notes have requested the trustee to institute proceedings in respect of such event of default;

  •
  such holder or holders has or have offered the trustee such reasonable indemnity as the trustee may require;

  •
  the trustee has failed to institute an action for 60 days thereafter; and

  •
  no inconsistent direction has been given to the trustee during such 60-day period by the holders of a majority in aggregate principal amount of the outstanding notes.

        The holders of a majority in aggregate principal amount of the outstanding notes will have the right, subject to certain limitations, to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or of exercising any trust or power conferred on the trustee with respect to the notes. The indenture provides that if an event of default has occurred and is continuing, the trustee, in exercising its rights and powers under the indenture, will be required to use the degree of care of a prudent person in the conduct of his or her own affairs. The indenture further provides that the trustee will not be required to expend or risk its own funds, or otherwise incur any financial liability in the performance of any of its duties under the indenture, if the trustee has reasonable grounds for believing that repayment of such funds or adequate indemnity against such risk or liability is not reasonably assured.

        The holders of a majority in aggregate principal amount of the outstanding notes may, on behalf of the holders of all notes, waive any past default with respect to the notes, except a default not already cured in the payment of any principal of or interest or premium, if any, on any notes, or in respect of a covenant or provision in the indenture that cannot be modified without the consent of the holder of each outstanding note. We refer you to "—Modification of the Indenture" below.

        We are required to deliver to the trustee, within 120 days after the end of each fiscal year, a certificate signed by certain of our officers stating whether such officers have obtained knowledge of any event of default.

Certain Covenants

        The indenture contains covenants including, among others, the following:

        Consolidation, Merger, Conveyance or Transfer Applicable to Us.    The indenture provides that we may consolidate or merge with or into, or transfer or lease all or substantially all of our assets to, any entity (including, without limitation, a limited partnership or a limited liability company) that is organized and validly existing under the laws of any state of the United States of America or the District of Columbia, and may permit any such entity to consolidate with or merge into us or convey, transfer or lease all or substantially all of its assets to us; provided that:

  •
  we will be the surviving entity or, if not, that the successor will expressly assume by a supplemental indenture the due and punctual payment of principal of and interest and premium, if any, on the notes and the performance of every covenant of the indenture to be performed or observed by us;

  •
  immediately after giving effect to such transaction, no event of default, and no default or other event which, after notice or lapse of time, or both, would become an event of default, will have happened and be continuing; and

  •
  we will have delivered to the trustee an officers' certificate and an opinion of counsel, each stating that such consolidation, merger, conveyance, transfer or lease complies with the indenture. In the event of any such consolidation, merger, conveyance, transfer or lease, any such successor will succeed to and be substituted for us as issuer on the notes with the same effect as if it had been named in the indenture as the issuer.

        Reports to Holders.    We will comply with the provisions of Section 314(a) and 314(c) of the Trust Indenture Act.

Priority of Payment

        Alpine has agreed, and each holder of Notes, by it acceptance of the notes, likewise agrees, that all obligations represented by the notes, including the payment of the principal of, premium, if any, and interest on the notes, are expressly made subordinate in right of payment to the prior payment and satisfaction in full in cash of all existing and future Senior Debt of Alpine.

        In the event of:

          A.    any insolvency or bankruptcy case or proceeding, or any related receivership, liquidation, reorganization or other similar case or proceeding, relating to Alpine, its creditors or its assets, whether voluntary or involuntary; or

          B.    any total or partial liquidation, dissolution or other winding-up of Alpine, whether voluntary or involuntary and whether or not involving insolvency or bankruptcy; or

          C.    Any general assignment for the benefit of creditors or any other marshaling of assets or liabilities of Alpine, then:

            1.    the holders of Senior Debt of Alpine will be entitled to receive payment and satisfaction in full in cash of all amounts due on such debt before the holders of the notes are entitled to receive or retain any payment or distribution on the notes.

            2.    if the indenture trustee or the holder of any note has received any payment or distribution on the notes before all of Alpine's Senior Debt is paid and satisfied in full in cash, then the indenture trustee or the holder must hold the payment or distribution in trust for the benefit of the holders of the Senior Debt. Any amounts so held must be immediately paid over or delivered to the liquidating trustee or agent or other person making payment or distribution of Alpine's assets for application to the payment of all Senior Debt remaining unpaid.

        Unless the above provisions apply, after an event of default under Alpine's Senior Debt has occurred, Alpine may not make any payment or distribution in respect of the notes and neither the indenture trustee nor any holder of any note may take or receive any such payment from Alpine or any subsidiary of Alpine. This prohibition will continue until the applicable event of default is cured. waived or ceases to exist and any related acceleration of the Senior Debt has been rescinded. At that time, Alpine will resume making any required payments on the notes, including any missed payments. If the indenture trustee or the holder of any note has received any prohibited payment, then the payment must be paid over to the representatives of the holders of the Senior Debt, in trust, for distribution to the holders of such debt. If no amounts are then due in respect of the Senior Debt, the prohibited payment must be promptly returned to Alpine, or otherwise distributed as a court of competent jurisdiction may direct.

        The indenture places no limitation on the amount of additional Senior Debt that Alpine may incur.

        As used in the above description, the term "Senior Debt" is defined as follows:

        "Senior Debt" means the principal of, premium, if any, interest on and any other payment due pursuant to any of the following, whether outstanding at the date hereof or hereafter incurred, created or assumed: (i) all monetary obligations of Alpine on a consolidated basis (including with respect to the principal of, premium, if any, interest (including interest occurring subsequent to the filing of a petition in bankruptcy or insolvency at the rate specified in the document relating to any such monetary obligations, whether or not such interest is an allowed claim permitted to be enforced against Alpine under applicable law), plus fees, penalties, expenses, indemnities, damages or other liabilities in respect of any such monetary obligations), whether or not evidenced by notes, debentures, bonds or other securities or instruments issued by Alpine and shall include, without limitation, capitalized lease obligations and purchase money obligations; provided, however, that obligations to trade creditors of Alpine incurred in the ordinary course of business shall be excluded; (ii) all monetary obligations of the kinds described in the preceding clause (i) assumed or guaranteed in any manner by Alpine or in effect guaranteed by Alpine; and (iii) all renewals, extensions or refundings of monetary obligations of the kinds described in either of the preceding clauses (i) or (ii), unless, in the case of any particular monetary obligation, renewal, extension or refunding, the instrument creating or evidencing the same or the assumption or guarantee of the same expressly provides that such monetary obligations, renewal, extension or refunding is not superior in right of payment to or is pari passu with the notes. Without limitation of the foregoing, the term "Senior Debt" shall include those certain 12.25% Senior Secured Notes due July 15, 2003 of Alpine (in the original aggregate principal amount of $153,000,000, of which approximately $2,100,000 remains outstanding).

        We refer you to the indenture for a full description of other terms used herein for which no definition is provided.

Satisfaction and Discharge; Defeasance of Covenants

        The indenture will be discharged with respect to the notes and will cease to be of further effect as to all notes when:

  •
  either

  (1)
  all notes authenticated and delivered (except lost, stolen or destroyed notes which have been replaced or paid and notes for whose payment money has been deposited in trust or segregated and held in trust by us and thereafter repaid to us or discharged from such trust) have been delivered to the trustee cancelled or for cancellation; or

  (2)
  all notes not delivered to the trustee cancelled or for cancellation (a) have become due and payable, (b) will become due and payable within one year or (c) are to be called for redemption under arrangements satisfactory to the trustee for the giving of notice of redemption by the trustee in the name, and at the expense, of us; and in any of the cases described in (a), (b) or (c) above, we have deposited irrevocably with the trustee sufficient cash or U.S. governmental securities to pay and discharge the principal of and interest and premium, if any, and any other sums due on the notes to the date of such deposit (in the case of notes that have become due and payable), or to maturity or redemption, as the case may be;

  •
  we have paid or caused to be paid all sums payable by us with respect to the notes under the indenture;

  •
  no event of default or event which with notice or lapse of time would become an event of default with respect to the notes has occurred and is continuing with respect to such notes on the date of such deposit;

  •
  we have delivered to the trustee an officers' certificate and an opinion of counsel, each stating that all conditions precedent to satisfaction and discharge of the indenture with respect to the notes have been complied with, and, in the case of the opinion of counsel, stating:

  (1)
  such deposit and defeasance will not cause the holders of such notes to recognize income, gain or loss for federal income tax purposes and such holders will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case if such option had not been exercised, and

  (2)
  either that no requirement to register under the Investment Company Act of 1940, as amended, will arise as a result of the satisfaction and discharge of the indenture or that any such registration requirement has been complied with; and

  •
  such deposit and defeasance will not result in a breach or violation of, or constitute a default under any material agreement or instrument to which we are a party.

        The indenture also provides that, at our option, we will be discharged from any and all obligations with respect to the notes on the 123rd day after our satisfaction of the conditions described below (except for certain obligations to replace any such notes that have been stolen, lost or mutilated, and to maintain paying agencies and hold moneys for payment in trust in respect of such notes), or we need not comply with certain covenants of the indenture applicable to us with respect to the notes (including those described in "—Certain Covenants" above), which we refer to as covenant defeasance, in each case:

  •
  if we have deposited irrevocably with the trustee sufficient cash or U.S. government securities to pay and discharge the principal of and interest and premium, if any, and any other sums due on the notes to the date of such deposit (in the case of notes that have become due and payable), or to maturity or redemption, as the case may be;

  •
  no event of default or event which with notice or lapse of time would become an event of default with respect to the notes has occurred and is continuing with respect to the notes on the date of such deposit;

  •
  we have delivered to the trustee an officers' certificate and an opinion of counsel, each stating that all conditions precedent to legal or covenant defeasance, as the case may be, have been complied with, and, in the case of the opinion of counsel stating that:

  (1)
  such deposit and defeasance will not cause the holders of such notes to recognize income, gain or loss for federal income tax purposes as a result of our exercise of such option and such holders will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case if such option had not been exercised (and, in the case of legal defeasance only, such opinion of counsel must be based upon a ruling of the Internal Revenue Service to the same effect or a change in applicable federal income tax law or related Treasury regulations after the date of the indenture); and

  (2)
  either that no requirement to register under the Investment Company Act of 1940, as amended, will arise as a result of the satisfaction and discharge of the indenture or that any such registration requirement has been complied with; and

  •
  with respect to legal defeasance only, 123 days will have passed during which no event of default relating to certain events of bankruptcy, insolvency or reorganization with respect to us has occurred.

Modification of the Indenture

        In general, our rights and obligations and the rights of the holders under the indenture may be modified if the holders of a majority in aggregate principal amount of the outstanding notes affected by the modification consent to it. However, the indenture provides that, unless each affected holder agrees, the amendment cannot:

  •
  make any adverse change to any payment term of the notes, such as changing the maturity date, reducing the principal amount or any amount of interest we have to pay, changing the method of computing the interest, changing any place of payment, changing the currency in which we have to make any payment of principal of or interest or premium, if any, or impairing any right of a holder to bring suit for payment;

  •
  reduce the percentage of the principal amount of notes whose holders must consent to an amendment or waiver; or

  •
  make any change to the provisions of the indenture concerning modification contained in this paragraph or waivers of defaults or event of defaults by holders.

        We and the trustee may amend the indenture without the consent of any of the holders of the notes to:

  (1)
  evidence the succession of another corporation to us in accordance with the provisions of the indenture;

  (2)
  add to our covenants;

  (3)
  surrender any of our rights or powers;

  (4)
  cure any ambiguity or defect, correct or supplement any provision of the indenture which may be inconsistent with any other provisions of the indenture;

  (5)
  add any provisions expressly permitted by the Trust Indenture Act;

  (6)
  evidence and provide for the acceptance of a successor trustee;

  (7)
  add to the rights of the holders; or

  (8)
  establish additional events of default;

provided that no modification may be made with respect to the matters described in clause (2), (3), (4), (7) or (8) above, if to do so would adversely affect the interests of the holders of any outstanding notes.

Concerning the Trustee

        American Stock Transfer & Trust Company, the trustee under the indenture, is also the trustee under other indentures under which unsecured debt of ours and/or of our affiliates is outstanding, and has from time to time performed other services for us and our affiliates in the normal course of its business, for which it has received and will receive compensation.

Notices

        Notices to holders of the notes will be made by first class mail, postage prepaid, to the registered holders.

Governing Law

        The indenture and the notes will be governed by, and construed in accordance with, the laws of the State of New York.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

General

        The following discussion summarizes certain United States federal income tax consequences associated with the exchange offer and the ownership of notes. The discussion is intended only as a summary and does not purport to be a complete analysis of all potential tax considerations that may be relevant in connection with the exchange offer. The discussion is based upon the Internal Revenue Code of 1986, as amended to the date hereof (the "Code"), existing and proposed United States Treasury regulations promulgated thereunder, current administrative pronouncements and judicial decisions, changes to any of which could materially affect the continued validity of the discussion herein and could be made on a retroactive basis. No rulings will be sought from the Internal Revenue Service with respect to the treatment of the exchange offer and no assurance may be given that contrary positions may not be taken by the Internal Revenue Service or by a court of law.

Scope

        The discussion relating to stockholders who participate in the exchange offer addresses only stockholders who hold shares as capital assets within the meaning of Section 1221 of the Code, and does not address all of the tax consequences that may be relevant to particular stockholders in light of their personal circumstances, or to certain types of stockholders (such as certain financial institutions, brokers, dealers or traders in securities or commodities, insurance companies, "S" Corporations, expatriates, tax-exempt organizations, persons who acquired shares as compensation and persons who hold shares as a position in a "straddle" or as a part of a "hedging" or "conversion" transaction for United States federal income tax purposes). In the context of the discussion pertaining to the notes, the discussion describes certain United States federal income tax consequences applicable only to original holders of the notes and who hold notes as capital assets. The discussion does not include any description of the tax laws of any state, local, or non-U.S. government that may be applicable to a particular stockholder. As used herein, a "United States Holder" means (i) a citizen or resident of the United States, (ii) a corporation, partnership or other entity created or organized in or under the laws of the United States, any State or any political subdivision thereof, (iii) an estate the income of which is subject to United States federal income taxation regardless of its source, or (iv) a trust if (A) a court within the United States is able to exercise primary supervision of the administration of the trust and (B) one or more United States Holders have the authority to control all substantial decisions of the trust. As used herein, a "Non-United States Holder" is a holder of shares other than a United States Holder.

        THE SUMMARY DISCUSSION SET FORTH HEREIN IS INCLUDED FOR GENERAL INFORMATION ONLY. THE TAX CONSEQUENCES OF AN EXCHANGE OF SHARES FOR NOTES PURSUANT TO THE EXCHANGE OFFER MAY VARY DEPENDING UPON, AMONG OTHER THINGS, THE PARTICULAR SITUATION AND CIRCUMSTANCES OF THE TENDERING STOCKHOLDER. ALL STOCKHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS TO DETERMINE THE SPECIFIC FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX CONSEQUENCES OF EXCHANGES MADE BY THEM PURSUANT TO THE EXCHANGE OFFER, INCLUDING THE EFFECT OF THE STOCK OWNERSHIP ATTRIBUTION RULES DESCRIBED HEREIN.

Certain Federal Income Tax Consequences to Tendering Stockholders; Characterization of the Exchange

        An exchange of shares for notes and cash in lieu of a fraction of a note by a stockholder pursuant to the exchange offer will be a taxable transaction for United States federal income tax purposes. In general, the exchange will be treated as a sale of the shares.

        The tendering stockholder will recognize capital gain or loss on the sale equal to the difference between (a) the sum of any cash and the "issue price" of the notes received by the stockholder and (b) the stockholder's adjusted tax basis in the shares exchanged pursuant to the exchange offer. For a discussion of the "issue price" of the notes, see "Issue Price of Notes—Defined" below. Such capital gain or loss will generally be long-term capital gain or loss if the tendering stockholder held the tendered shares for more than 12 months. Under current law, any such gain or loss recognized by individuals, trusts or estates will be subject to a maximum 15 percent federal tax rate if the shares have been held for more than 12 months.

        However, the tax treatment described above may not be applicable if the stockholder is treated as constructively owning shares owned by certain related persons or entities and those shares are not exchanged in the exchange offer. In that event, if the tendering stockholder does not suffer a meaningful reduction in his percentage ownership interest in us, we believe that, to the extent of our current and accumulated earnings and profits (as determined for federal income tax purposes), the tendering stockholder will be treated as having received a dividend taxable as ordinary income in an amount equal to the fair market value of the notes (determined as of the date of the exchange) and cash, if any, received by the stockholder pursuant to the exchange offer (without reduction for the adjusted tax basis of the shares tendered pursuant to the exchange offer). Under current Treasury Regulations, no loss would be recognized by the tendering stockholder, and (subject to reduction as described below for corporate stockholders eligible for the dividends-received deduction), the tendering stockholder's adjusted tax basis in the shares exchanged pursuant to the exchange offer will be added to such stockholder's adjusted tax basis in the stockholder's remaining shares, if any; however, if a tendering stockholder does not retain any shares, such stockholder may lose tax basis entirely. The amount (if any) by which the fair market value of the notes and cash received exceeds our current or accumulated earnings and profits (as determined for federal income tax purposes) will be treated, first, as a nontaxable return of capital to the extent of the stockholder's basis in the shares, and thereafter, as taxable capital gain.

        BECAUSE A TENDERING STOCKHOLDER WILL RECEIVE NO CASH PURSUANT TO THE EXCHANGE OFFER, OTHER THAN IN LIEU OF A FRACTION OF A NOTE, A STOCKHOLDER MAY NEED TO USE OTHER CASH RESOURCES OF THE STOCKHOLDER TO SATISFY ANY TAX LIABILITIES ARISING FROM AN EXCHANGE OF SHARES FOR NOTES.

"Issue Price" of Notes-Defined

        Assuming the notes are not "publicly traded" within the meaning of applicable provisions of the Code and associated Treasury Regulations within 30 days following the exchange offer, the issue price of the notes will be the fair market value of the shares exchanged for the notes in the exchange offer. The fair market value of the shares, and thus the "issue price" of the notes, will be determined as of the date of the exchange offer, and will generally be equal to the mean between the highest and lowest quoted selling prices of the shares on the OTC Bulletin Board on the date the exchange offer is consummated.

        Tendering stockholders seeking information regarding the actual "issue price" of the notes in determining the tax consequences associated with their exchange of shares for notes may contact us.

Certain Federal Income Tax Consequences to Prospective United States Holders of Notes; Interest on the Notes—General

        With respect to stockholders who exchange shares for notes in the exchange offer, stated interest on the notes will be taxable as ordinary interest income at the time such amounts are accrued or received in accordance with the holder's method of accounting for United States federal income tax purposes.

        Depending upon a stockholder's particular circumstances, the tax consequences of holding notes may be less advantageous than the consequences of holding shares because, for example, interest payments on the notes will not be eligible for any dividends-received deduction that might otherwise be available to corporate stockholders, if dividends were issued with respect to the shares.

Original Issue Discount on Notes

        If the "stated redemption price at maturity" of the notes exceeds the "issue price" of the notes (which is described above) by more than a de minimis amount (0.25% of the "stated redemption price at maturity" multiplied by the number of years equal to the weighted average maturity of the notes), the notes will be treated as having original issue discount ("OID") to the extent of such excess.

        The "stated redemption price at maturity" of the notes will equal the total of all payments under the notes, other than payments of "qualified stated interest." "Qualified stated interest" generally is stated interest that is unconditionally payable in cash or other property (other than an additional debt instrument of the issuer) at least annually at a single fixed rate. Stated interest on the notes will be treated as "qualified stated interest" for this purpose.

        Accordingly, if the fair market value of a share on the date the exchange offer is consummated is less than $1.25, the notes may be issued with OID.

Taxation of Original Issue Discount on Notes—General

        If the notes have OID, each holder of a note will be required to include in gross income an amount equal to the sum of the "daily portions" of the OID for all days during the taxable year in which such holder holds or is deemed to hold the note regardless of the holder's method of accounting and even though the cash to which such income is attributable may not be received until the sale, redemption, or maturity of the note. The daily portions of OID required to be included in a holder's gross income in a taxable year will be determined under a constant yield method by allocating to each day during the taxable year in which the holder holds or is deemed to hold the note a pro rata portion of the OID thereon which is attributable to the accrual period in which such day is included. The amount of the OID attributable to each accrual period will be the "adjusted issue price" of the note at the beginning of such accrual period multiplied by the "yield to maturity" of the note (properly adjusted for the length of the accrual period reduced by the stated interest allocable to the accrual period). The adjusted issue price of a note at the beginning of an accrual period will be the original "issue price" of the note plus the aggregate amount of OID that accrued in all prior accrual periods, less any cash payments on the note other than payments of stated interest. The "yield to maturity" is the discount rate that, when used in computing the present value of all principal and interest payments to be made under the notes, produces an amount equal to the "issue price" of the notes.

        We will cause to be furnished annually to the Internal Revenue Service and to record holders of the notes information relating to the OID, if any, accruing during the calendar year.

Bond Premium

        A debt instrument is considered "purchased" at a "bond premium" if its adjusted tax basis immediately after the purchase exceeds the sum of all amounts payable on the instrument after the purchase (other than payments of "qualified stated interest"). An exchange of shares for notes pursuant to the exchange offer will be considered a "purchase" of the notes for this purpose. Thus, for example, a note will be considered purchased at a "bond premium" if the fair market value of a share exceeds $1.25 on the date the exchange offer is consummated.

        If a note is purchased at a "bond premium," the holder may elect, pursuant to Section 171 of the Code, to reduce the amount of stated interest includable as gross income by offsetting the qualified stated interest allocable to an accrual period with the premium allocable to the accrual period. Premium will be allocated to an accrual period using a constant yield method. "Bond premium" on a note held by a U.S. Holder that does not make an election to amortize will decrease the gain or increase the loss otherwise recognized upon disposition of the note. The election to amortize premium on a constant yield method, once made, applies to all debt obligations held or subsequently acquired by the electing U.S. Holder on or after the first day of the first taxable year to which the election applies and may not be revoked without the consent of the Internal Revenue Service.

Election

        A United States Holder of a note may elect to treat all interest that accrues on a note as OID and calculate the amount includable in gross income under the constant yield method described above. See "Taxation of Original Issue Discount on Notes—General" above. For purposes of this election, interest includes stated interest, OID, de minimis OID, market discount, de minimis market discount, as adjusted (as relevant) for acquisition premium. The election is to be made for the taxable year in which the holder acquires the note, and may not be revoked without the consent of the Internal Revenue Service.

        BECAUSE THE RULES GOVERNING OID MAY REQUIRE HOLDERS OF NOTES TO PAY SIGNIFICANT FEDERAL INCOME TAXES ON INCOME IN ADVANCE OF RECEIPT OF THE CASH ATTRIBUTABLE TO SUCH INCOME, STOCKHOLDERS CONTEMPLATING AN EXCHANGE OF SHARES FOR NOTES PURSUANT TO THE EXCHANGE OFFER ARE URGED TO CONSULT THEIR OWN TAX ADVISORS REGARDING OID, THE RELEVANCE OF ACQUISITION PREMIUM AND THE ADVANTAGES AND DISADVANTAGES OF ALL RELEVANT ELECTIONS.

Redemption or Sale of Notes

        Generally, any redemption (other than mandatory redemption payments under the notes) or sale of the notes by a holder will result in taxable gain or loss equal to the difference between the sum of the amount of cash and the fair market value of the other property received (except to the extent attributable to accrued but previously untaxed interest) and the holder's adjusted tax basis in the notes. A holder's initial tax basis in the notes will be increased by any OID with respect to the notes included in the holder's income prior to sale or redemption of the notes and will be reduced by any cash payments other than payments of "qualified stated interest."

        Except to the extent attributable to accrued but previously untaxed interest, such gain or loss (if any) will generally be long-term capital gain or loss if the holder's holding period for the notes exceeds twelve months and if the note is held as a capital asset by the holder.

Backup Withholding

        United States Federal Income Tax Backup Withholding.    Under the United States federal income tax backup withholding rules, 28% of the gross proceeds payable to a stockholder or other payee pursuant to the exchange offer must be withheld and remitted to the United States Internal Revenue Service ("IRS"), unless the stockholder or other payee provides his or her taxpayer identification number (employer identification number or social security number) to the Exchange Agent (as payor) and certifies under penalties of perjury that the number is correct or unless another exemption applies. Therefore, each tendering stockholder should complete and sign the Substitute Form W-9 included as part of the Letter of Transmittal so as to provide the information and certification necessary to avoid backup withholding unless the stockholder otherwise establishes to the satisfaction of the Exchange

Agent that the stockholder is not subject to backup withholding. If the Exchange Agent is not provided with the correct taxpayer identification number, a United States Holder may be subject to penalties imposed by the IRS. If withholding results in an overpayment of taxes, a refund may be obtained. Certain "exempt recipients" (including, among others, all corporations and certain Non-United States Holders) are not subject to these backup withholding and information reporting requirements. In order for a Non-United States Holder to qualify as an exempt recipient, that stockholder must submit the appropriate and applicable version of an IRS Form W-8, signed under penalties of perjury, attesting to that stockholder's exempt status. These statements can be obtained from the Exchange Agent.

        TO PREVENT UNITED STATES FEDERAL INCOME TAX BACKUP WITHHOLDING AT A RATE OF 28% OF THE GROSS PAYMENTS MADE TO STOCKHOLDERS FOR SHARES EXCHANGED PURSUANT TO THE OFFER, EACH STOCKHOLDER WHO DOES NOT OTHERWISE ESTABLISH AN EXEMPTION FROM THE BACKUP WITHHOLDING MUST PROVIDE THE EXCHANGE AGENT WITH THE STOCKHOLDER'S CORRECT TAXPAYER IDENTIFICATION NUMBER AND PROVIDE OTHER INFORMATION BY COMPLETING THE SUBSTITUTE FORM W-9 INCLUDED AS PART OF THE LETTER OF TRANSMITTAL. NON-UNITED STATES HOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS REGARDING THE APPLICATION OF UNITED STATES FEDERAL INCOME TAX WITHHOLDING, INCLUDING ELIGIBILITY FOR A WITHHOLDING TAX REDUCTION OR EXEMPTION, AND THE REFUND PROCEDURE.

Certain Federal Income Tax Consequences to Prospective Non-United States Holders of Notes

        A Non-United States Holder generally will not be subject to United States federal income tax on the exchange of shares for notes or a subsequent taxable disposition of the notes (except with respect to accrued and unpaid interest, including OID, received) unless:

  •
  the gain is effectively connected with a trade or business of the Non-United States Holder in the United States and, if certain tax treaties apply, is attributable to a permanent establishment in the United States maintained by such holder;

  •
  in the case of a non-resident alien individual who holds the shares as a capital asset, the individual is present in the United States for 183 days or more in the taxable year of the disposition and certain other conditions are met; or

  •
  the Non-United States Holder is subject to Code provisions applicable to certain United States expatriates.

Payment of Interest

        The United States federal withholding tax will not apply to any payment to a Non-United States Holder of interest (including OID) on a note provided that:

  •
  such holder does not actually or constructively own 10% or more of the total combined voting power of all classes of the our stock that are entitled to vote within the meaning of section 871(h)(3) of the Code;

  •
  such holder is not a controlled foreign corporation that is related to us through stock ownership;

  •
  such holder is not a bank whose receipt of interest on a note is described in section 881(c)(3)(A) of the Code; and

  •
  (a) such holder provides its name and address, and certifies, under penalties of perjury, that such holder is not a United States person (which certification may be made on an Internal Revenue Service Form W-8BEN) or (b) a securities clearing organization, bank, or other financial institution that holds customers' securities in the ordinary course of its business holds the note on such holder's behalf and certifies, under penalties of perjury, that it has received IRS Form W-8BEN from the holder or from another qualifying financial institution intermediary, and provides a copy of the IRS Form W-8BEN. If the notes are held by or through certain foreign intermediaries or certain foreign partnerships, such foreign intermediaries or partnerships must also satisfy the certification requirements of applicable Treasury Regulations.

        If a Non-United States Holder cannot satisfy the requirements described above, payments of interest (including OID) will be subject to the United States federal withholding tax, unless such holder provides us with a properly executed (1) IRS Form W-8BEN claiming an exemption from or reduction in withholding under the benefit of an applicable tax treaty or (2) IRS Form W-8ECI stating that interest paid on the note is not subject to withholding tax because it is effectively connected with such holder's conduct of a trade or business in the United States.

        If a Non-United States Holder is engaged in a trade or business in the United States and interest on a note is effectively connected with the conduct of that trade or business, such holder will be required to pay United States federal income tax on that interest (including OID) on a net income basis (although exempt from the withholding tax provided the certification requirement described above is met) in the same manner as if such holder were a United States person as defined under the Internal Revenue Code, except as otherwise provided by an applicable tax treaty. In addition, if such holder is a foreign corporation, such holder may be subject to a branch profits tax equal to 30% (or lower applicable treaty rate) of the holder's earnings and profits for the taxable year, subject to adjustments, that are effectively connected with such holder's conduct of a trade or business in the United States. For this purpose, interest will be included in the earnings and profits of such foreign corporation.

Information Reporting and Backup Withholding

        The amount of interest paid to a Non-United States Holder on the note and the amount of tax withheld, if any, will generally be reported to such holder and the IRS. A Non-United States Holder will generally not be subject to backup withholding with respect to payments that we make to such holder provided that such holder has made appropriate certifications as to the holder's foreign status, or such holder otherwise establish an exemption.

        THE TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY. YOU ARE URGED TO CONSULT WITH YOUR TAX ADVISOR TO DETERMINE THE PARTICULAR TAX CONSEQUENCES TO YOU OF THE EXCHANGE OFFER, INCLUDING THE APPLICABILITY AND EFFECT OF STATE, LOCAL AND FOREIGN LAWS.

Tax Consequences to Us

  Gain or Loss on Exchange

        We will recognize no gain or loss in connection with the acquisition of shares in exchange for notes.

  Deductibility of OID

        In the event the yield to maturity (as defined above) on the notes equals or exceeds the sum of 5% and the "applicable federal rate" in effect for the month in which the notes are issued, the notes may be considered "applicable high yield discount obligations," or AHYDOS, if the notes have "significant" OID.

        If the notes are AHYDOS, we would not be permitted to deduct for United States federal income tax purposes OID accrued on the notes until the time we actually paid the OID in cash or in property other than our stock or debt, or stock or debt of a person related to us. Further, a portion of the OID on the notes, which we refer to as the "Dividend-Equivalent Interest," would not be deductible at any time, and a corporate U.S. holder would be eligible for the dividends-received deduction for the portion of the Dividend-Equivalent Interest that would have been treated as a dividend had it been distributed by us with respect to our stock.

        A debt instrument has "significant" OID if (a) the aggregate amount that would be includible in gross income with respect to such debt instrument for periods before the close of any accrual period ending after the date five years after the date of issue exceeds (b) the sum of (1) the aggregate amount of interest to be paid under the instrument as of the close of such accrual period and (2) the product of the issue price of the debt instrument and its yield to maturity. The Dividend-Equivalent Interest is equal to the lesser of the amount of OID or the portion of the "total return" with respect to the notes that exceeds the "applicable federal rate" plus 5 percentage points. The "total return" is the excess of all payments to be made with respect to a note over its issue price.

AVAILABLE INFORMATION

        For further assistance or additional copies of documents, call us at (201) 549-4400 or write to us at The Alpine Group, Inc., One Meadowlands Plaza, East Rutherford, New Jersey 07073.

        We are subject to the periodic reporting and other informational requirements of the Securities Exchange Act of 1934, and file reports, proxy statements and other information with the SEC. Such reports, proxy statements and other information may be inspected and copied at the public reference facilities maintained by the SEC at Judiciary Plaza, 450 Fifth Street, NW, Washington, D.C. 20549. Copies of such materials can be obtained by mail from the Public Reference Section of the SEC at Judiciary Plaza, 450 Fifth Street, NW, Washington, D.C. 20549. In addition, the SEC maintains a site on the World Wide Web that contains reports, proxy statements and other information that we file electronically with the SEC which can be accessed over the Internet at http://www.sec.gov.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

        The following documents filed with the SEC are hereby incorporated by reference into this offering circular:

  •
  our Annual Report on Form 10-K for the year ended December 31, 2002, as amended;

  •
  our Quarterly Report on Form 10-Q for the quarter ended March 31, 2003; and

  •
  our Current Report on Form 8-K filed with the SEC on March 11, 2003.

        If any statement contained in any of the foregoing documents is modified or superseded by a statement in this offering circular or in any document subsequently filed and incorporated by reference herein, the statement in any such foregoing document will be deemed for the purposes of this offering circular to have been modified or superseded by such statement in this offering circular or subsequently filed document, and the statement in any such foregoing document is incorporated by reference herein only as modified or to the extent it is not superseded. We will amend the offering circular to incorporate by reference any periodic reports filed between the date hereof and the expiration of the exchange offer.

QuickLinks

The Alpine Group, Inc. One Meadowlands Plaza East Rutherford, New Jersey 07073
PLEASE READ THE ENCLOSED MATERIALS CAREFULLY.
The Alpine Group, Inc. Offer to Exchange up to $10,000,000 aggregate principal amount of its 6% Junior Subordinated Notes for Shares of its Common Stock
TABLE OF CONTENTS
SUMMARY TERM SHEET OF THE EXCHANGE OFFER
RECENT DEVELOPMENTS
RISK FACTORS
Forward Looking Statements
THE EXCHANGE OFFER
PURPOSES AND EFFECT OF THE EXCHANGE OFFER
CAPITALIZATION
The Alpine Group, Inc. and Subsidiaries Capitalization
SELECTED CONSOLIDATED FINANCIAL DATA
(In millions, except per share data and ratios)
CERTAIN PRO FORMA FINANCIAL INFORMATION
The Alpine Group, Inc. and Subsidiaries Unaudited Pro Forma Consolidated Balance Sheets
The Alpine Group, Inc. and Subsidiaries Unaudited Pro Forma Consolidated Balance Sheets
The Alpine Group, Inc. and Subsidiaries Unaudited Pro Forma Statement of Operations
The Alpine Group, Inc. and Subsidiaries Unaudited Pro Forma Statement of Operations
The Alpine Group, Inc. Pro Forma Ratio of Earnings to Fixed Charges
The Alpine Group, Inc. Pro Forma Ratio of Earnings to Fixed Charges
PRICE RANGE OF COMMON STOCK
BUSINESS
DESCRIPTION OF CAPITAL STOCK
EXECUTIVE OFFICER AND DIRECTOR BENEFICIAL OWNERSHIP
DESCRIPTION OF NOTES
CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES
AVAILABLE INFORMATION
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE